As filed with the Securities and Exchange Commission on December 8, 2003

                           Registration No. 333-110439
 ------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------


                               AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           --------------------------

                       CHINA CABLE AND COMMUNICATION, INC.
              ----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

           Delaware                                             11-2717273
 ------------------------------                            --------------------
(State or Other Jurisdiction of                           (I.R.S. Employer
Incorporation or Organization)                            Identification Number)

                                      4841
                          (Primary Standard Industrial
                           Classification Code Number)
                            ------------------------

                          Suite 805, One Pacific Place,
                             88 Queensway, Hong Kong
                              Tel: (852) 2591-1221
                      Attention: Raymond Ying-Wai Kwan, CEO
               ----------------------------------------------------
              (Name, Address, Telephone Number and Facsimile Number
                        of Agent For Service of Process)


                        Copies of all Communications to:

                             Alan L. Talesnick, Esq.
                                Patton Boggs LLP
                         1660 Lincoln Street, Suite 1975
                             Denver, Colorado 80264
                               Tel: (303) 830-1776
                               Fax: (303) 894-9239

                               -------------------

        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this registration statement.

     If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                    CALCULATION OF REGISTRATION FEE


--------------------------------- --------------- ----------------- ------------------ --------------
                                                      Proposed           Proposed
                                                      Maximum             Maximum         Amount of
 Title of Each Class of Shares      Amount To Be   Offering Price        Aggregate      Registration
      To Be Registered               Registered       Per Unit         Offering Price       Fee
--------------------------------- --------------- ----------------- ------------------ --------------
Common Stock, par value $0.00001      3,696,552       $1.42(1)         $5,249,104(1)     $424.65(2)
per share
--------------------------------- --------------- ----------------- ------------------ --------------
Total                                 3,696,552       $1.42(1)         $5,249,104(1)     $424.65(2)
--------------------------------- --------------- ----------------- ------------------ --------------


(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of November 11, 2003.


(2) Previously paid with the filing of the Company's original Form SB-2 on November 12, 2003.


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effectiveness date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.


                             PRELIMINARY PROSPECTUS

The information contained in this preliminary prospectus is not complete and may be changed. these securities may not be sold until the registration statement filed with the Securities and exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted. You should rely only on the information contained in this preliminary prospectus.


                  Subject to completion, dated December 8, 2003



                       CHINA CABLE AND COMMUNICATION, INC.


                        3,696,552 Shares of Common Stock


     The 3,696,552 shares of China Cable and Communication, Inc. ("CCCI" or the "Company") common stock $.00001 par value (the "Common Stock") are being offered by the selling stockholders listed on page 11. The Common Stock may be referred to from time to time as the "Shares." This offering is not being underwritten.

     The prices at which selling stockholders may sell their Shares will be determined by the prevailing market price for the Shares or in privately negotiated transactions. Information regarding the selling stockholders and the times and manner in which they may offer and sell the Shares under this prospectus is provided in the sections "Selling Stockholders" and "Plan of Distribution" in this prospectus. CCCI will not receive any of the proceeds from the sale of the Shares under this prospectus.


     Our Common Stock trades on the Over-the-Counter Bulletin Board (the "OTCBB") under the trading symbol "CCCI." On December 1, 2003, the closing bid for our Common Stock as reported on the OTCBB was $1.26 per share. As of November 30, 2003, there were approximately 72,164,760 shares of Common Stock outstanding.


                   AN INVESTMENT IN THE SHARES INVOLVES RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or determined that this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.


                    ----------------------------------------


                The date of this Prospectus is December  , 2003


                    ----------------------------------------

                                TABLE OF CONTENTS

CORPORATE INFORMATION.........................................................1

PROSPECTUS SUMMARY............................................................1

RISK FACTORS..................................................................4

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION...................10

USE OF PROCEEDS..............................................................11

SELLING STOCKHOLDERS.........................................................11

PLAN OF DISTRIBUTION.........................................................12

BUSINESS.....................................................................15

DESCRIPTION OF PROPERTY......................................................29

MANAGEMENT...................................................................29


EXECUTIVE COMPENSATION.......................................................31


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............35

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................37

DESCRIPTION OF SECURITIES....................................................38

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.....................40

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS...................41


LEGAL PROCEEDINGS............................................................47

EXPERTS......................................................................47


LEGAL MATTERS................................................................47

FINANCIAL STATEMENTS.........................................................F-1

                              CORPORATE INFORMATION

     Our corporate office is located at Suite 805, One Pacific Place, 88 Queensway, Hong Kong. Our telephone number at that location is (852) 2591-1221.

                               PROSPECTUS SUMMARY

     Because the following is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus and our financial statements and related notes carefully. Unless the context requires otherwise, "we," "us," "our" and similar terms refer to CCCI and its subsidiaries.

                                  The Offering
                                  ------------

     This offering relates to the sale of Common Stock by certain persons who are, or are beneficially deemed to be, stockholders of the Company. The selling shareholders intend to sell a maximum of 3,696,552 shares of the Company's Common Stock, 18,391 shares of which are restricted shares of Common Stock, and the remainder of which are issuable upon conversion by the selling shareholders of the Company's 8% Convertible Preferred Stock, par value $.0001 per share (the "Preferred Stock") and/or issuable upon exercise by the selling shareholders of five-year warrants to purchase the Company's Common Stock at a price per share of $2.18 (the "Warrants").

Common Stock Offered:                       3,696,552 shares

Common Stock Offering Price:                Market price


Common Stock Outstanding
Before The Offering:                        72,164,760

Common Stock Outstanding
After The Offering:                         75,842,921*

Use Of Proceeds:                            We will not receive proceeds from
                                            the Shares offered by the selling
                                            stockholders.


Risk Factors:                               The securities offered hereby
                                            involve a high degree of risk. See
                                            "Risk Factors" at page 4.
Over-The-Counter Bulletin Board
Symbol:                                     CCCI

-----------------
* Assuming 100% conversion of the Preferred Stock and exercise of the Warrants.

                                   The Company
                                   -----------

     The Company was incorporated in the State of Delaware on November 27, 1984. Prior to May 1993, the Company was principally engaged in the business of developing, financing and producing motion pictures for distribution. From May 1993 to February 28, 2003, however, the Company had no business operations and sought other business opportunities.

     Pursuant to a Share Exchange Agreement dated as of November 1, 2002, as amended on February 21, 2003, between the Company and Martin Rifkin and William Rifkin on the one hand; and Kingston Global Co., Ltd. ("Kingston") and Sino Concept Enterprises Limited (collectively the "Sellers"); and Solar Touch Limited ("Solar Touch"), on the other hand, on February 28, 2003 (the "Closing Date"), the Company acquired (the "Acquisition") from Kingston all of the issued and outstanding equity interests of Solar Touch (the "Solar Touch Shares"). As consideration for the Solar Touch Shares, the Company issued 49,567,002 shares of its Common Stock to the Sellers. In addition to the Common Stock issued to the Sellers, the Company issued 4,760,931 shares to the Sellers' financial consultants. The consideration for the Acquisition was determined through arms-length negotiations between the management of the Company and the Sellers. As a result of the Acquisition, the Company continued the operations of Solar Touch.

     Solar Touch was incorporated in the British Virgin Islands on April 26, 1999. Solar Touch owns 49% of the issued and outstanding shares of capital stock on a fully diluted basis of Baoding Pascali Broadcasting Cable Television Integrated Information Networking Co., Ltd. (the "Joint Venture"). The Joint Venture is a Sino-foreign joint venture established in the People's Republic of China (the "PRC"), between Solar Touch and Baoding Pascali Multimedia Transmission Networking Co., Ltd. ("Baoding Multimedia"), which is a subsidiary of Baoding Pascali Group Co., Ltd., a Chinese state-owned enterprise.

     The Joint Venture was formed on July 23, 1999, when Baoding Multimedia and Solar Touch signed a joint venture contract (the "JV Agreement") and the articles of association of the Joint Venture (the "JV Articles"). The JV Agreement and JV Articles provide that the total amount of investment of the Joint Venture was RMB122.425 million (or approximately US$14.8 million); and that the registered capital stock of the Joint Venture was RMB70 million (or approximately US$8.46 million). The JV Agreement and JV Articles also provide that Baoding Multimedia's contribution to the Joint Venture was Baoding Multimedia's network and related facilities with a value of RMB21.7 million, plus intangible assets (including licenses, business goodwill) valued at RMB14 million which was equal to 51% of the registered capital of the Joint Venture and that Solar Touch's contribution was an investment of US$4.14 million (or RMB34.3 million) in cash which was equal to 49% of the registered capital. On July 28, 1999, the Management Commission of the Baoding Hi-Tech Industrial Development Area approved the JV Agreement and JV Articles as well as the members of the board of directors of the Joint Venture. On August 5, 1999, a Certificate of Approval for Establishment of Enterprises with Foreign Investment in the PRC for the Joint Venture was issued and on August 16, 1999, the Business License for the Joint Venture was issued for the operation of the Joint Venture.

     On February 23, 2000, Baoding Multimedia and Solar Touch signed another agreement to increase the Joint Venture's registered capital from RMB70 million to RMB100 million; provided, however, that the parties' respective percentage of equity interests in the Joint Venture would remain the same. On February 24, 2000, the Management Commission of the Baoding Hi-Tech Industrial Development Area approved the increase in the Joint Venture's registered capital from RMB70 million to RMB100 million. On September 6, 2000, a revised Business License was issued to reflect the increase in the Joint Venture's registered capital.

     The Joint Venture operates a cable television network in the municipality of Baoding, near Beijing in the PRC. The Joint Venture has over 200,000 subscribers in a market with a population of over 10 million. The Company believes that the Joint Venture is at present the only Sino-foreign joint venture approved by the State Administration of Radio, Film and Television to be licensed as a cable television network operator in the PRC. The Company also believes that it is the first and only approved joint venture which involves a foreign investor investing in and operating a cable television network in the PRC.

     As of October 22, 2003, the Joint Venture offers thirty-nine (39) channels within the Baoding city limits and eight (8) channels to outer areas in the Baoding metropolitan area. The Joint Venture transmits in both analog and digital over its fiber optic network and through twenty-two (22) substations. In addition to its cable television transmission services, the Joint Venture also offers Internet access. The Joint Venture expects that it will be able to offer value added services such as broadband Internet access, virtual private network and bulk data transmission services by the end of 2003. The Joint Venture currently generates revenue by charging a one-off installation fee ranging from RMB340 (approximately $41) to RMB600 (approximately $73) and a monthly subscription fee of RMB13 (approximately $1.60) to household customers and enterprises.

     On July 1, 2003, the Company changed its name from Nova International Films, Inc. to China Cable and Communication, Inc.

                          Summary Financial Information
                          -----------------------------

     The following table summarizes our financial information. You should read this information together with the financial statements and notes to the financial statements appearing elsewhere in this prospectus. See also, "Plan of Operations."





                                           Nine Months Ended     For the Year        Solar Touch Summary
                                          September 30, 2003         Ended            For The Year Ended
                                             (unaudited)       October 31, 2002*      December 31, 2002
                                             -----------       -----------------     --------------------
Statement of Operations Information:
Total Revenue                                 $       -0-              $   -0-               $    -0-
Net Operating Loss                           ($3,869,695)             ($2,359)               $    -0-
Net Income (Loss)                            ($7,463,715)             ($2,359)               $645,447
Net Income (Loss) per Common Share
  - Basic and Diluted                             ($0.12)                $-0-                   $0.01
Weighted Average Common Shares
  Outstanding - Basic                         62,844,683            6,037,000              49,567,002**
              - Diluted                       62,895,207                  -0-                     -0-



                                                                                        Solar Touch Summary
                                        September 30, 2003                              For The Year Ended
                                            (unaudited)       October 31, 2002*          December 31, 2002
                                           -------------      -----------------         -------------------
Balance Sheet Information:
Cash                                        $3,911,399                 $2,419              $      -0-
Working Capital                             $6,830,892**             ($17,905)             $      -0-
Total Assets                               $14,718,644                 $2,419              $7,239,328
Total Stockholders' Equity (Deficiency)    $14,225,402               ($17,905)             $7,218,860




* Effective May 10, 2003, we changed our fiscal year end from October 31 to December 31.




** The number of weighted average shares outstanding at December 31, 2002 is the amount of shares issued for the reverse merger and is for comparative pusposes only.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment in CCCI. The risks and uncertainties described below are not the only ones facing CCCI, and there may be additional risks that we do not presently know of or that we consider immaterial. All of these risks may impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

Risk Related To Our Business

We have a limited operating history.

     We have a limited operating history, and we are in the emerging stages of our new business plan. There can be no assurance that we will be able to meet our objectives, or that we will operate at a profit.

As a holding company, we have significant limitations on access to cash flow from our investment in Baoding.

     We are a holding company that has no significant business operations or assets other than our interest in our Joint Venture. Accordingly, we must rely entirely upon distributions of the Joint Venture to generate the funds necessary to meet our obligations and other cash flow needs, including funds necessary for working capital. The Joint Venture is a separate and distinct legal entity that has no contingent or other obligation to make any funds available to us, whether by dividends, loans or other payments. Any failure to receive distributions from our Joint Venture would restrict our ability to pay dividends on our Shares, prevent us from having the funds necessary to operate as a public company, and could otherwise have an adverse effect on our operations.

The success of our Joint Venture is dependent on our Chinese Joint Venture partner who may have interests different from our interests.

     Establishing and maintaining good relationships with our Chinese Joint Venture partner is critical to the ability of the Joint Venture to generate sufficient revenues to achieve commercial success, but we may have conflicts of interests with our partner. We do not have any control over the operations of the Joint Venture as our Joint Venture partner owns 51% of the Joint Venture and to the extent that our Joint Venture partner has objectives that are different than ours, we may have difficulty executing our business plan. For example, our Joint Venture partner may:

     o have economic or business interests or goals that are inconsistent with our Company;

     o take actions contrary to our instructions or requests, or contrary to our policies or objectives, with respect to business development or investment;

     o be unable or unwilling to fulfill their obligations under the JV Agreement; or

     o    experience financial difficulties.

     Although, to date, we have not experienced any significant problems with our Joint Venture partner, the occurrence of such a problem could have an adverse effect on the value of your investment.

New developments and acquisitions may fail to perform as we expect.

     On September 10, 2003, the Company announced its intention to acquire 50% of Beijing Haidian Cable Television Network Information Co. Ltd. ("Haidian Cable TV") from The Stone Group, the largest shareholder of SINA Corporation. In deciding to pursue this acquisition, we made assumptions regarding the expected future performance of this company. If the acquired company is not able to achieve the financial results we expect or if we are unable to successfully integrate our business into its existing operations, our financial performance may be adversely affected.

Our success will depend on public acceptance of cable services in China.

     If there is a lack of acceptance or slow growth of the cable industry in China, the number of subscribers to our services and our revenues will be adversely affected. Our future results of operations will depend substantially upon the increased acceptance for payment for television programming in China.

One stockholder and director has majority control over our Company's voting stock, which will allow him to influence the outcome of matters submitted to stockholders for approval.

     As of October 28, 2003, Kingston Global Co., Ltd. ("Kingston") owned approximately 67.67% of our Company's issued Common Stock. Kingston is a wholly owned subsidiary of China Convergent Corporation Limited ("CCCL"), which in turn is approximately 50% owned through Best Fortune Capital, Limited ("BFCL"). Mr. Da-Xing Zhang, a Director of the Company and Chairman of the Board of Directors of CCCL, owns 100% of BFCL. As a result, Mr. Da-Xing Zhang can exercise substantial influence over our affairs.

It may be difficult to serve us with legal process or enforce judgments against our management or us.

     All or a substantial portion of our assets are located in China. In addition, seven out of eight of our directors and officers are non-residents of the United States, and all or substantial portions of the assets of such non-residents are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons. Moreover, there is doubt as to whether the courts of China would enforce:

     o judgments of United States courts against us, our directors or our officers based on the civil liability provisions of the securities laws of the United States or any state; or

     o in original actions brought in China, liabilities against non-residents or us based upon the securities laws of the United States or any state.

The Chinese government could change its policies toward private enterprise or even nationalize or expropriate it, which could result in the total loss of our investment in that country.

     Our business is subject to significant political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

     Changes in China's policies, laws and regulations or in its interpretation or its imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in China and in the total loss of your investment.

If relations between the United States and China worsen, our stock price may decrease and we may have difficulty accessing U.S. capital markets.

     At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could adversely affect the market price of our Common Stock and our ability to access U.S. capital markets.

The PRC economic, political and social conditions as well as government policies could affect our business.

     All of our business, assets and operations are located in China. The economy of China differs from the economies of most developed countries in many respects, including:

     o    government involvement;

     o    level of development;

     o    growth rate;

     o    control of foreign exchange; and

     o    allocation of resources.

     The economy of China has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

     The economy of China has experienced significant growth in the past 20 years, but growth has been uneven both geographically and among various sectors of the economy. The PRC government has implemented various measures from time to time to control the rate of economic growth. Some of these measures benefit the overall economy of China, but may have a negative effect on us. For example, our operating results and financial condition may be adversely affected by:

     o    changes in the rate or method of taxation;

     o imposition of additional restrictions on currency conversion and remittances abroad;

     o    reduction in tariff or quota protection and other import restrictions;
          and

     o changes in the usage and costs of state-controlled telecommunications services.

Government control of currency conversion and future movements in exchange rates may adversely affect our operations and financial results.

     In the event we generate revenues, we expect to receive substantially all of our revenues in Renminbi, or RMB, the currency of the PRC. A portion of such revenues will be converted into other currencies to meet our foreign currency obligations. Foreign exchange transactions under our regulated Chinese capital account, including principal payments in respect of foreign currency-denominated obligations, continue to be subject to significant foreign exchange controls and require the approval of the State Administration of Foreign Exchange. These limitations could affect our ability to obtain foreign exchange through debt or equity financing, or to obtain foreign exchange for capital expenditures.

     Since 1994, the conversion of Renminbi into foreign currencies, including U.S. dollars, has been based on rates set by the People's Bank of China, which are set daily based on the previous day's PRC interbank foreign exchange market rate and current exchange rates on the world financial markets. Since 1994, the official exchange rate for the conversion of Renminbi to U.S. dollars has generally been stable, but there is no assurance that the stability will continue. Our financial condition and results of operations may also be affected by changes in the value of certain currencies other than the Renminbi in which our earnings and obligations are denominated. In particular, an appreciation of the Renminbi is likely to decrease the portion of our cash flow required to satisfy our foreign currency-denominated obligations. Exchange rate fluctuations may adversely affect distributions from our investment in Baoding, which are denominated in Renminbi, and the value of our investment in Joint Venture in China.

The PRC legal system is not fully developed and has inherent uncertainties that could limit the legal protections available to you.

     The PRC legal system is a system based on written statutes and their interpretation by the Supreme People's Court. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, the PRC government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. Two examples are the promulgation of the Contract Law of the PRC to unify the various economic contract laws into a single code, which went into effect on October 1, 1999, and the Securities Law of the PRC, which went into effect on July 1, 1999. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties. In addition, as the PRC legal system develops, changes in such laws and regulations, their interpretation or their enforcement may have a material adverse effect on our business operations.

We may experience lengthy delays in resolution of legal disputes.

     As China has not developed a dispute resolution mechanism similar to the Western court system, dispute resolution over Chinese projects and joint ventures can be difficult and there is no assurance that any dispute involving our business in China can be resolved expeditiously and satisfactorily.

Risk Related To The Offering

There is a limited public market for shares of our Common Stock, and the market price for our Common Stock may be subject to volatility.

     There is a limited public market for shares of our Common Stock. We cannot guarantee that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their Shares. Should there develop a significant market for our Shares, the market price for those Shares may be significantly affected by such factors as our financial results and the overall investment atmosphere.

Future sales and distributions by our stockholders may adversely affect our stock prices and our ability to raise funds in new stock offerings.

     Sales of our Common Stock in the public market following this offering could lower the market price of our Common Stock. These sales could also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management team deems acceptable or at all.

The price you pay in this offering for Common Stock will fluctuate and may be higher or lower than the prices paid by other people participating in this offering.

     The price per share of Common Stock in this offering will fluctuate based on the prevailing market price of the Common Stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

Our Common Stock is a Penny Stock as defined in the Exchange Act and an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the Common Stock.

     Our Common Stock is classified as penny stock, which is traded on the OTCBB. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the Common Stock being registered hereby. In addition, the "penny stock" rules adopted by the Commission under the Exchange Act subject the sale of the shares of the Common Stock to certain regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Commission's rules may result in the limitation of the number of potential purchasers of the shares of the Common Stock.

There may be resale restrictions with respect to the Shares.

     Various state securities laws impose restrictions on transferring penny stocks and, as a result, investors in the Common Stock may have their ability to sell their shares of the Common Stock impaired. For example, the Utah Securities Commission prohibits brokers from soliciting buyers for penny stocks, which makes selling them more difficult.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING INFORMATION

     Under the Private Securities Litigation Reform Act of 1995, companies are provided with a "safe harbor" for making forward-looking statements about the potential risks and rewards of their strategies. Forward-looking statements often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. In this prospectus, forward-looking statements also include:

     o    statements about our business plans;

     o statements about the potential for the development, regulatory approval and public acceptance of new services;

     o    estimates of future financial performance;

     o predictions of national or international economic, political or market conditions;

     o statements regarding other factors that could affect our future operations or financial position; and

     o    other statements that are not matters of historical fact.

     These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Description of Business" as well as in this prospectus generally. Our ability to achieve our goals depends on many known and unknown risks and uncertainties, including changes in general economic and business conditions. These factors could cause our actual performance and results to differ materially from those described or implied in forward-looking statements.

         These forward-looking statements speak only as of the date of this prospectus. We believe it is in the best interests of our investors to use forward-looking statements in discussing future events. However, we are not required to, and you should not rely on us to, revise or update these statements or any factors that may affect actual results, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the Shares offered hereby.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information concerning the resale of the shares of Common Stock by the selling stockholders. Unless otherwise described below, to our knowledge, no selling stockholder nor any of its affiliates has held any position or office with, been employed by, or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. Each selling stockholder has confirmed to us that it is not a broker-dealer or affiliate of a broker-dealer within the meaning of Rule 405 of the Securities Act, as amended.

     Selling stockholders may offer all or some portion of the Shares they hold, and those selling stockholders holding shares of Preferred Stock or Warrants may determine to convert or exercise only a portion of the Preferred Stock or Warrants, or none at all. Accordingly, no estimate can be given as to the amount or percentage of our Shares that will be held by the selling stockholders upon termination of sales pursuant to this prospectus. In addition, the selling stockholders identified below may have sold, transferred or disposed of all or a portion of their Shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.


     As of November 30, 2003, there were: approximately 72,164,760 shares of our Common Stock outstanding, 2,758,621 shares of our Preferred Stock outstanding, each share currently convertible into one share of Common Stock; and Warrants to purchase 919,540 shares of Common Stock outstanding at a price per share of $2.18. In compliance with the SEC rules, for purposes of calculating the percentage of Common Stock outstanding, any securities not outstanding which are subject to options, warrants or conversion privileges are deemed outstanding for the purposes of computing the percentage of outstanding securities owned by the selling stockholder. Beneficial ownership includes shares of outstanding Common Stock and shares of Common Stock that a person has the right to acquire within 60 days from October 28, 2003. Unless otherwise indicated, the selling stockholders have the sole power to direct the voting and investment over the Shares owned by them. We will not receive any proceeds from the resale of the Shares by the selling stockholders.





                                              Ownership of Common Stock
                                               Prior to the Offering
                                               ---------------------

                                              Percentage of                                           Percentage of
                                              Ownership of       Number of         Ownership of        Ownership of
                                              Common Stock        Shares           Common Stock        Common Stock
  Name of Selling             Number of        Before the         Offered           After the           After the
   Stockholder                 Shares          Offering           Hereby             Offering            Offering
------------------          -------------    -------------      ------------      ------------        -------------

Gryphon Master              3,586,207 (1)         4.73%          3,586,207              0                    0
Fund, L.P. (1)

Trenchant Capital             110,345 (2)          0.15%           110,345              0                    0
LTD (2)
                            -------------    -------------      ------------      ------------        -------------

         Total              3,696,552              4.88%         3,696,552              0                    0


(1)  Gryphon Master Fund, L.P. ("Gryphon") owns 2,758,621 shares of Preferred
     Stock, each share currently convertible into one share of Common Stock, and owns Warrants to purchase 827,586 shares of Common Stock at an exercise price per share of $2.18 until September 25, 2008.

(2) Trenchant Capital LTD. ("Trenchant") owns 18,391 shares of Common Stock and Warrants to purchase 91,954 shares of Common Stock at a price per share of $2.18 until September 25, 2008.

                              PLAN OF DISTRIBUTION

     We are registering the transfer of shares of Common Stock on behalf of the selling stockholders. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

     o transactions on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the Common Stock may be listed or quoted at the time of sale;

     o    in the over-the-counter market;

     o in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

     o    in connection with short sales of the shares;

     o    by pledge to secure or in payment of debt and other obligations;

     o through the writing of options, whether the options are listed on an options exchange or otherwise;

                                       12

     o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

     o    through a combination of any of the above transactions.

     The selling stockholders and their successors, including their respective transferees, pledgees or donees or their successors, may sell the Shares directly to the purchaser or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchaser. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 ("Rule 144") of the Securities Act of 1933, as amended (the "Securities Act"), may be sold under Rule 144 rather than pursuant to this prospectus.

     We entered into a registration rights agreement for the benefit of the selling stockholders to register the Shares under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the selling stockholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the Shares, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling stockholders incident to the offering and sale of the Shares.

     The Securities and Exchange Commission has rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our Common Stock. As a result of these rules, a selling security holder may find it difficult to sell its Shares.

Underwriter Status

     The selling stockholders and any broker-dealers or agents that are involved in selling or distributing the Shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales and distribution. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

     Because a selling stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

     We are required to pay all fees and expenses incident to the registration of the Shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale or distribution of the Shares in this offering.

     When the selling stockholders notify us that a material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     o the name of the selling stockholder and of the participating broker-dealers,

     o    the number of Shares involved,

     o    the price at which the Shares were sold,

     o the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable,

     o that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     o    other facts material to the transaction

     The selling stockholders will be indemnified by us against certain claims, damages and liabilities, including liabilities under the Securities Act in connection with the resale or distribution of the Shares, or will be entitled to contribution in connection therewith. We will be indemnified by the selling stockholders to a limited extent against certain losses, claims, damages and liabilities, including liabilities under the Securities Act in connection with the resale or distribution of the Shares or will be entitled to contribution in connection therewith.

     In order to comply with the securities laws of certain states, if applicable, the Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

                                    BUSINESS

     The Company was incorporated in the State of Delaware on November 27, 1984. Prior to May 1993, the Company was principally engaged in the business of developing, financing and producing motion pictures for distribution. From May 1993 to February 28, 2003, however, the Company had no business operations and sought other business opportunities.

     Pursuant to a Share Exchange Agreement dated as of November 1, 2002, as amended on February 21, 2003, between the Company and Martin Rifkin and William Rifkin on the one hand; and Kingston Global Co., Ltd. ("Kingston") and Sino Concept Enterprises Limited (collectively the "Sellers"); and Solar Touch Limited ("Solar Touch"), on the other hand, on February 28, 2003 (the "Closing Date"), the Company acquired (the "Acquisition") from Kingston all of the issued and outstanding equity interests of Solar Touch (the "Solar Touch Shares"). As consideration for the Solar Touch Shares, the Company issued 49,567,002 shares of its Common Stock to the Sellers. In addition to the Common Stock issued to the Sellers, the Company issued 4,760,931 shares to the Sellers' financial consultants. The consideration for the Acquisition was determined through arms-length negotiations between the management of the Company and the Sellers. As a result of the Acquisition, the Company continued the operations of Solar Touch.

     Solar Touch was incorporated in the British Virgin Islands on April 26, 1999. Solar Touch owns 49% of the issued and outstanding shares of capital stock on a fully diluted basis of Baoding Pascali Broadcasting Cable Television Integrated Information Networking Co., Ltd. (the "Joint Venture"). The Joint Venture is a Sino-foreign joint venture established in the People's Republic of China (the "PRC"), between Solar Touch and Baoding Pascali Multimedia Transmission Networking Co., Ltd. ("Baoding Multimedia"), which is a subsidiary of Baoding Pascali Group Co., Ltd., a Chinese state-owned enterprise.

     The Joint Venture was formed on July 23, 1999, when Baoding Multimedia and Solar Touch signed a joint venture contract (the "JV Agreement") and the articles of association of the Joint Venture (the "JV Articles"). The JV Agreement and JV Articles provide that the total amount of investment of the Joint Venture was RMB122.425 million (or approximately US$14.8 million); and that the registered capital stock of the Joint Venture was RMB70 million (or approximately US$8.46 million). The JV Agreement and JV Articles also provide that Baoding Multimedia's contribution to the Joint Venture was Baoding Multimedia's network and related facilities with a value of RMB21.7 million, plus intangible assets (including licenses, business goodwill) valued at RMB14 million which was equal to 51% of the registered capital of the Joint Venture and that Solar Touch's contribution was an investment of US$4.14 million (or RMB34.3 million) in cash which was equal to 49% of the registered capital. On July 28, 1999, the Management Commission of the Baoding Hi-Tech Industrial Development Area approved the JV Agreement and JV Articles as well as the members of the board of directors of the Joint Venture. On August 5, 1999, a Certificate of Approval for Establishment of Enterprises with Foreign Investment in the PRC for the Joint Venture was issued and on August 16, 1999, the Business License for the Joint Venture was issued for the operation of the Joint Venture.

     On February 23, 2000, Baoding Multimedia and Solar Touch signed another agreement to increase the Joint Venture's registered capital from RMB70 million to RMB100 million, provided, however, that the parties' respective percentage of equity interests in the Joint Venture shall remain the same. On February 24, 2000, the Management Commission of the Development Area approved the increase in the Joint Venture's registered capital from RMB70 million to RMB100 million. On September 6, 2000, a revised Business License was issued to reflect the increase in the Joint Venture's registered capital.


     The Joint Venture operates a cable television network in the municipality of Baoding, near Beijing in the PRC. The Joint Venture has over 200,000 subscribers in a market with a population of over 10 million. The Company believes that the Joint Venture is at present the only Sino-foreign joint venture approved by the State Administration of Radio, Film and Television to be licensed as a cable television network operator in the PRC. The Company believes that it is the first and only joint venture allowed to have a foreign investor invest in and to operate the cable television network in the PRC.


     The board of directors of the Joint Venture currently has seven members, three of whom were appointed by the Company. Pursuant to the JV Agreement, Solar Touch has the right to appoint three of the seven members of the Board of the Joint Venture. Through those three appointed directors, the Company has been able to exert a significant influence over the Joint Venture. As a foreign investor, the Company has been taking an active role in introducing the Joint Venture to new technologies as well as to television programs that aim to assist in the expansion of its cable operations.

     In view of China's accession to the World Trade Organization, it is expected that further opening of the cable television market in China will take place in the near future. Being the first foreign investor to be allowed to own 49% interest in a Chinese cable operator and with the experience gained through the years, the Company believes it is at an advantageous position to increase its investment in the Joint Venture beyond the 49% threshold should it be allowed to do so in the future.

     According to its business license and the current relevant rules and regulations, the Joint Venture is allowed to acquire and own networks in areas other than Baoding. Therefore, when opportunities arise, the Joint Venture may try to expand its business beyond Baoding, in which case, the Company may assist the Joint Venture in raising capital for such expansion, although there cannot be any assurance of such expansion. For information on one such planned acquisition, see below, "--Haidian Cable Acquisition," at page 23.

     On July 1, 2003, the Company changed its name from Nova International Film, Inc. to China Cable and Communication, Inc.

Baoding

     Baoding is a city 137 kilometers south of Beijing and is one of the ten cities under the direct administration of Hebei Province. It covers an area of 40,000 square kilometers, with a population of 10 million. One third of its territory lies in the Taihang Mountains in the west, one third lies in the eastern plain area, and the other third lies in the hilly land between these regions. It is both a historic and cultural city of China approved by the State Council and is a city which is opening to the outside world. There are three urban districts, four county-level cities and eighteen counties under the Baoding Municipal Government.

     As a microcosm of China itself, Baoding blends industry and agriculture into a dynamic economy. There are over 630 industrial enterprises in Baoding mainly involved with metallurgy, machinery, chemistry and forestry. These industries produce steel, transformers, paper and world-renowned hand-sculptured carpets. Baoding agricultural products include wheat, rice, peanuts, pears and apples. Among the most famous agricultural products of Baoding are strawberries and the Manchen Snow Peach.

Overview Of The Cable Television Industry In China

     The cable television industry in China is growing rapidly. In China, television has been traditionally viewed as a means for the government to distribute information and the Chinese government strictly controls all television content. Until recently, there were very few television choices for the Chinese viewing audience. Television was first brought to China from the former Soviet Union in the late 1950s and was used solely to disseminate propaganda. It is important to understand the traditional role of television in China as many of the present issues surrounding the cable television industry in China stem from the Chinese's established view on television. For example, the traditional perception on television has created difficulty in establishing the idea of people paying for television programming.

     Since the late 1970s, when China began to modernize, the television industry in China has changed significantly. With an emphasis on technological modernization, China Central Television ("CCTV") became the national television broadcasting company, broadcasting programs throughout China. As the dominant broadcaster, CCTV has eight channels available in most of the country. According to the State Administration of Radio, Film and Television ("SARFT"), in 1999, China had one quarter of the world's television viewers and 44% of the Asian market. Further, according to SARFT, there were 350 million television households in 2000 and the market is forecasted to grow at more than 10% annually over the next five years. Also, according to SARFT, the number of television viewers each day oscillates between 400 and 600 million and approximately 30% of programming on the national network is foreign.

     Set up in the 1980s to improve the quality of terrestrial video signals, the cable television sector has grown rapidly. The annual subscriber growth rate since 1990 has been over 25%. Large state-run cable networks operated by regional and municipal governments now cover most cities and extensive rural construction is proceeding. Cable television operations have been established in all of China's 31 provinces.

     With cable already passing 90% of the country's homes, by mid-2001 more than 94 million households in China (30% penetration) had cable television, according to SARFT. Subscriber numbers were expected to reach 150 million by the end of 2002. China has more than 200 cable television stations at central, provincial and municipal levels, and thousands of country stations. Cable operators provide up to 30 channels, typically including some CCTV channels, provincial channels, city channels and station channels. Foreign programming is restricted but exceptions include Guangdong Cable in Guangdong, which has permission to carry Hong Kong's four terrestrial channels. Hotels identified as suitable for international visitors are permitted to operate satellite dishes to receive a full range of television programs.

                           Overview Of Cable TV Market
                                as of June, 2001
                        ---------------------------------
                        Service                        Units
                        -------                        -----
                  Cable TV households                    94
                  Cable TV stations                    5,000
                  Cable TV penetration                   30%
                  Cable TV urban penetration           85.3%
                  Homes passed by cable                  90%

(Source:  Paul Budde Communication based on industry data)

                           Cable Television Households
                           ---------------------------
                           1996                  35,000,000
                           1998                  50,000,000
                           1999                  80,000,000
                           2000                  90,000,000
                           2001 (June)           94,000,000

(Source:  Paul Budde Communication based on industry sources)


Cable Services

     The Joint Venture currently operates a cable television network in the municipality of Baoding, near Beijing in the People's Republic of China.

     As of October 22, 2003, the Joint Venture offers thirty-nine (39) channels within the city limits and eight (8) channels to outer areas in the Baoding metropolitan area. The Joint Venture transmits in both analog and digital over its fiber optic network and through twenty-two (22) substations IP broadband local area network ("LAN"), 1,310 analog backbone ring networks linking up the city and 5 bts (base transceiver stations). Cable subscribers are served by a system with a capacity of at least 750-MHz and capable of handling two-way communications. Programming is received via optical cable and satellite hookups and then is re-transmitted to subscribers via coaxial cable. The Joint Venture's network is one of the major backbone stations of the broadcasting cable television integrated information network in the Hebei Province. Not only can both the analog and the digital platform of the network be connected to the entire province and the nation, it can also be linked to 22 provinces (cities), making broadband seamless connection possible. The Joint Venture's network is now capable of transmitting 37 analog television programs, 6 routes of digital wave signals and 1 FM broadcasting music program.

     The Joint Venture's principal physical assets consist of cable television operating plant and equipment, including signal receiving, encoding and decoding devices, headends and distribution systems and subscriber house drop equipment for each of its cable television systems. The signal receiving apparatus typically includes a tower, antenna, ancillary electronic equipment and earth stations for reception of satellite signals. Headends, consisting of associated electronic equipment necessary for the reception, amplification and modulation of signals, are located near the receiving devices.

     The Joint Venture's distribution system consists primarily of coaxial and fiber optic cables and related electronic equipment. Subscriber devices consist of decoding converters. The physical components of cable television systems require maintenance and periodic upgrading to keep pace with technological advances. The Joint Venture's cables and related equipment are generally attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. The Joint Venture also owns or leases parcels of real property for signal reception sites (antenna towers and headends), and microwave facilities.

High-Speed Internet Services

     The Joint Venture also provides high speed Internet access to its subscribers. Cable subscribers can connect their personal computers via cable modems to access online information, including the Internet, at faster speeds than that of conventional modems. High-speed Internet access is available to subscribers for an additional monthly charge of RMB88 or approximately $11.

Sales And Marketing

     Sales efforts are primarily directed toward increasing the number of subscribers served. Services in the urban areas are sold through:

     o    telemarketing,

     o    direct mail advertising,

     o    door-to-door selling, and

     o    local media advertising.

Competition - Cable

     Our cable systems compete with a number of different sources that provide news, information and entertainment programming to consumers, including:

     o interactive online computer services, including Internet distribution of movies;

     o    newspapers, magazines and book stores;

     o    movie theaters;

     o    live concerts and sporting events; and

     o    video stores and home video products.

Because the Joint Venture is currently the one and only cable operator in China allowed to have foreign investment, we believe it has a competitive edge over other cable operators to raise funds from foreign investors for purpose of its business expansion.

Competition - High-Speed Internet Services

     The Joint Venture is currently offering high-speed Internet services to subscribers. These systems compete with a number of telephone companies, many of whom have substantial resources.

Growth Strategy

     In order to effectively grow its subscriber base, the Joint Venture plans to provide 24-hour customer services to subscribers; provide superior technical performance and increase its current product and service offering.

     In addition, with a higher cable television penetration than fixed-line telephony, cable is now being used to build the underlying telecommunications infrastructure in China. As such, the Joint Venture is in the process of developing a Cable Broadband System ("CBS"), which is a personalized integrated business system developed to fully utilize cable television coverage and bandwidth. The Company anticipates that it will be able to offer broadband Internet access services, virtual private network and bulk data transmission services by the end of 2003.

     CBS provides diversified and high-density visual content. CBS consists of the following:

     1.   Platform for program transmission, transaction and management;

     2. Front-end platform that combines digital television, Internet access, voice over internet protocol ("VOIP") and digital broadcasting;

          o    Analog audio-visual transmission system;

          o    Digital audio-visual transmission system; and

          o    Transmission of IP digital items (including visual images).

     3. Terminal products that combine digital television, Internet access, VOIP and digital broadcasting. Not only does CBS combine digital television, VOIP and IP data (Internet access), a terminal product tailor-made for cable television network, it also fits the "fusion of three networks" requirement brought forward SARFT. "Three networks" refer to Internet, fixed line telephone network and cable television network, including one-way or two-way coaxial cable network or HFC networks.

     There are ten products under six models of the CBS system:

          Model I - Full-configured network computer, equipped with display terminal, built-in 3-in-1 board card, compatible with both one-way and bi-directional HFC networks.

          Model II - Partially-configured network computer, display terminal, built-in 3-in-1 board card, compatible with both one-way and bi-directional HFC networks but lacks the ping function of Model I.

          Model III - Internal model for computer and the external model for computers. When used with a computer, it can cover HFC bi-directional network area.

          Model IV: - Internal model for computer and the external model for computer. When used with a computer, it can cover HFC one-way network area.

          Model V: -- External model for television and the internal model for television, which is available in a two-way network area.

          Model VI - External model for television and the internal model for television, which is available in one-way network area.

     Features of CBS terminal:

     1. Digitalization

     2. Modularization

     3. Open structure

     4. Terminal equipment exclusive for cable television, or CATV

     5. Software upgrading

     6. Strong operation and processing capability

     7. Compatible with current analog system

     Services CBS can provide:

     1. Digital audio-visual broadcasting. Digital television is free of sound pollution and double images but sharp in vivid colors.

     2.   Diversified broadcasting besides visual digitalization.

     3.   Interactive TV shopping, games and distance learning.

     4.   High-fidelity digital audio programs.

     5. Video-on-Demand (VOD) - Subscribers can enjoy real-time VOD or advanced booking of their favorite AV programs such as integrated channel (news, entertainment and people), soap operas, movies and specialty programming.

     6. One-way Area Internet Transmission - Subscribers of one-way CBS can also experience CBS through the joint-ventures website. In order to eliminate the bottleneck of Internet transmission problems confronted by the subscribers, the Joint Venture has adopted local storage and high-speed broadcasting.

     7. ePrograms Guide - eProgram Guide, or "EPG," helps subscribers look up their favorite programs on the television screen. The guide gives a synopsis of a movie so that the subscribers can make their decision more easily.

     8. High Speed Digital Broadcasting - CBS makes the reception of vast amount of digital information possible, including real-time stock quotes, stock market watch, the weather forecast, flight schedules, eCommerce and e-maps. Subscribers can easily search information with the assistance of EPG.

     9. Internet Access -High speed Internet enables access to inquiries, e-mailing and ICQ.

     10. Condition Acceptance System - The 3-layer encryption and scrambling technology is used for subscriber terminal management and fee calculation. Fees are calculated based on time, frequency, columns, and channels or on a monthly basis.

     Services available with the technology development and terminal improvement:

     1.   VOIP

     2.   Direct video retrieval

     3.   Multi-page browsing

     4.   Processor of higher speed with more memory space for new games

     5.   Support HDTV broadcasting

     CBS will effectively allow the Joint Venture as a cable operator to move into the broadband Internet. With over 80% urban penetration, China's cable TV market is the largest in the world. The market for gaming, distance education, and the broadband Internet is strong and growing fast. The cable networks offer a much cheaper alternative to the current system of Internet services delivered via telephone lines.

     Upon completion of the development of CBS, we believe that the number of subscribers for the services of the Joint Venture will increase. In addition, because payments in excess of the standard monthly subscription fees will be charged for those value-added services newly offered by CBS, the Joint Venture's revenue base should also increase.

     When CBS is deployed and commercially launched, the Company believes that it will be the first foreign investor to have investment in a cable network that will offer broadband Internet-related services in China.

Haidian Cable Acquisition

     On September 10, 2003, the Company announced that it had agreed to acquire 50% of Beijing Haidian Cable Television Network Information Co. Ltd. ("Haidian Cable TV") from The Stone Group, the largest shareholder of SINA Corporation ("SINA"). The transaction has not been finalized but the value of the purchase is anticipated to be approximately $20,000,000 USD and will be paid for in Common Stock of CCCI. The Common Stock is expected to be issued at a price of $2 per share, which was the six-day closing average on the day the agreement was signed.

     The closing of the transaction, which is subject to final due diligence by CCCI and of which there can be no assurance, is contemplated to occur by the end of November 2003. It is anticipated not only to provide significant new revenues, but may also allow CCCI to work closer with SINA and its team on future developments.

     Haidian Cable TV owns the development, operational and management rights in the broadband cable television network located in the Haidian District in Beijing City, a district of culture and education recognized throughout the country, with the most extensive cultural resources in the entire nation and with a population size of 1.57 million permanent residents. With a subscriber base of over 460,000, including 5,000 Internet users, Haidian Cable TV is currently in the process of completing the last mile upgrade with CAT5 fiber optics for up to 70,000 broadband subscribers. Recently, Haidian Cable TV entered into a joint venture with Beijing Chaoyang District Radio and Television Bureau to develop and provide for broadband interactive TV service to Beijing Chaoyang District's 520,000 broadband services subscribers. Haidian Cable TV is responsible for upgrading the last mile digital broadband fiber optics to the one million potential subscribers in both the Haidian and Chaoyang District. Haidian Cable TV is also responsible for providing the content from Haidian Online (www.hdcatv.com) and Broadcast Online (www.bjonl.com), providing the transmission platform as well as the technological support to the joint venture.

Regulation Of The Cable Television And Internet Sectors

     Cable

     The current legal framework for governing the cable television sector is based upon four pieces of legislation. On November 12, 1999, SARFT issued the Administration Examination and Approval of the Establishment of Cable Broadcast Television Channel Procedures (the "Cable Channel Procedures"). The purpose of the Cable Channel Procedures was to implement the Strengthening the Administration of the Construction of Broadcast Television Cable Networks Opinion which was jointly promulgated by the SARFT and the Ministry of Information Industry (the "MII") on September 3, 1999. The most comprehensive rules regulating the cable television sector are the Administration Regulations of Broadcasting and Television dated August 11, 1997 issued by the State Council, the highest executive organization of China. The Broadcast and TV Regulations apply to satellite and cable stations. In addition, on February 3, 1994 the Cable Television Administration Provisions were issued by the Chinese government. These specifically deal with cable television stations.

     It is important to note that the ongoing regulatory framework and policy for cable television and Internet activities remains ambiguous as the relevant regulators move forward in developing policies in the face of converging technologies and general trade undertakings agreed to by the PRC government in connection with China's entrance into the World Trade Organization, or WTO.

     Internet

     The Internet industry is regulated by the MII in the same manner that the MII regulates the telecommunications industry generally. The State Council and the MII periodically promulgate regulations relating to the Internet to address public policy considerations. Internet service providers must obtain operating licenses from the MII in order to provide Internet access service. Existing regulations require all Chinese commercial Internet service providers to interconnect their computer networks with one of the five licensed commercial network service providers: China Telecom, Jitong, Unicom, Netcom or China Mobile, in order to provide Internet access.

     Internet service providers and Internet content providers must register their users with the MII Department of Public Security, and must block websites (including those maintained outside China) that the MII identifies as publishing information damaging to public security. Periodically, the MII has stopped the distribution over the Internet of information that it believes to be socially destabilizing, or to violate Chinese laws and regulations. In addition, the State Secrets Bureau has recently issued regulations authorizing the blocking of any website it deems to be disclosing state secrets or failing to meet the relevant regulations regarding the protection of state secrets in the distribution of online information. Specifically, Internet companies in China with bulletin board systems, chat rooms or news services must apply for the approval of the State Secrets Bureau. As the implementing rules for the regulations have not been issued, details concerning how network service providers should comply with the regulations remain to be clarified.

     Sino-Foreign Invested Enterprise Laws

     Unlike most countries where the Foreign Investment Enterprises ("FIEs") are governed by the same laws as those applicable to domestic enterprises, China used to have a separate body of law that governed FIEs and that was not applicable to Chinese domestic enterprises. These laws provided a framework within which foreign investment activities could be both carried out and controlled. The company law of the PRC, however, now applies to both Chinese domestic enterprises and FIEs. There are three traditional legal forms for direct foreign investment in China: Sino foreign equity joint venture, co-operative joint venture, and wholly foreign-owned enterprise.

     The Joint Venture is organized under PRC law as a Sino-foreign equity joint venture enterprise, which is a distinct legal entity with limited liability. Such entities are governed by the law of the PRC on Joint Ventures Using Chinese and Foreign Investments and the implementing regulations related thereto (the "Equity Joint Venture Law"). The parties to an equity joint venture have rights in the returns of the joint venture in proportion to the joint venture interests that they hold. The operations of equity joint ventures are subject to an extensive body of law governing such matters as formation, registration, capital contribution, capital distributions, accounting, taxation, foreign exchange, labor and liquidation.

     Taxation

     Generally, a Chinese cable television business is subject to a federal income tax rate of 33% per year. However, the Joint Venture was granted a special tax benefit by the Baoding Tax Bureau (the "Bureau") pursuant to a notice from the Bureau dated October 8, 2002 which provided the Joint Venture with an exemption from income tax for two years starting from 2001.

     Governance, Operations and Dissolution

     Governance, operations and dissolution of a Sino-foreign equity joint venture enterprise are governed by the Equity Joint Venture Law and by the parties' joint venture contract and the joint venture's articles of association. The Board of Directors of the Joint Venture exercises authority by majority vote over major corporate decisions, including the appointment of officers, strategic planning and budgeting, employee compensation and welfare and distribution of after-tax profits. Pursuant to relevant PRC law and the Joint Venture Agreement, the following major actions of the Joint Venture require unanimous approval by all of the directors present at the meeting called to decide upon those actions:
(i) amendments to its contract and articles of association; (ii) increases in, or assignments of, the registered capital of the joint venture; (iii) a merger of the joint venture with another entity; or (iv) dissolution of the enterprise. In addition, PRC government approval is necessary for increases in authorized registered capital and for certain borrowings.

     The Joint Venture also is subject to the Sino-foreign Equity Joint Venture Enterprise Labor Management Regulations. In compliance with these regulations, the management of the Joint Venture may hire and discharge employees and make other determinations with respect to wages, welfare, insurance and discipline of its employees. The term of a Sino-foreign equity joint venture enterprise may be extended with the agreement of all the partners, subject to the approval of the relevant PRC governmental authorities. Pursuant to the Equity Joint Venture Law, Sino-foreign equity joint venture enterprises may be terminated prior to the expiration of their term in certain limited circumstances, such as the inability of the enterprise to conduct its business owing to a breach by one of its parties, insolvency or force majeure. Upon termination, the board of directors establishes a liquidating committee to dissolve the enterprise, which dissolution is subject to PRC government review and approval.

     The Chinese Legal System

     The practical effect of the People's Republic of China legal system on our business operations in China can be viewed from two separate but intertwined considerations. First, as a matter of substantive law, the Foreign Invested Enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate Articles and contracts to Foreign Invested Enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which we believe are not qualitatively different from the General Corporation Laws of the several states, but without the body of case law that aids in the interpretation of those laws. Similarly, the People's Republic of China accounting laws mandate certain accounting practices, which are not consistent with US Generally Accepted Accounting Principles. The China accounting laws require that an annual "statutory audit" be performed in accordance with People's Republic of China accounting standards and that the books of account of Foreign Invested Enterprises are maintained in accordance with Chinese accounting laws. Article 14 of the People's Republic of China Wholly Foreign-Owned Enterprise Law requires a Wholly Foreign-Owned Enterprise to submit certain periodic fiscal reports and statements to designate financial and tax authorities, at the risk of business license revocation.

     Second, while the procedures related to the enforcement of substantive rights may appear less clear than United States procedures, Chinese Foreign Invested Enterprises and Wholly Foreign- Owned Enterprises are Chinese registered companies which enjoy the same status as other Chinese registered companies in business-to-business dispute resolution. The terms of the JV Agreement provide that all business disputes pertaining to the JV Agreement will be resolved by the China International Economic and Trade Arbitration Commission (CIFTAC). We believe that we will not assume a disadvantaged position with regard to the resolution by the CIFTAC of any such dispute, given our JV partner's status as subsidiary of a Chinese state-owned enterprise. Therefore, as a practical matter, although no assurances can be given, the Chinese legal infrastructure, while different in operation from its United States counterpart, is not likely to present any significant impediment to the operation of Foreign Invested Enterprises.

     Economic Reform Issues

     Although the Chinese government owns the majority of productive assets in China, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. Because these economic reform measures may be inconsistent or ineffectual, there are no assurances that:

     o    we will be able to capitalize on economic reforms;

     o the Chinese government will continue its pursuit of economic reform policies;

     o    the economic policies, even if pursued, will be successful;

     o    economic policies will not be significantly altered from time to time;
          or

     o business operations in China will not become subject to the risk of nationalization.

     Negative impact upon economic reform policies or nationalization could result in a total investment loss in our Common Stock.

     Since 1979, the Chinese government has reformed its economic system. Because many reforms are unprecedented or experimental, they are expected to be refined and improved over time. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. This refining and readjustment process may negatively affect our operations.

     Over the last few years, China's economy has registered a high growth rate. Recently, there have been indications that rates of inflation have increased. In response, the Chinese government recently has taken measures to curb the expansive economy. These measures have included devaluations of the Chinese currency, the Renminbi or RMB, restrictions on the availability of domestic credit, and limited re-centralization of the approval process for purchases of some foreign products. These austerity measures alone may not succeed in slowing down the economy's excessive expansion or control inflation, and may negatively impact the Chinese economy. The Chinese government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets.

     To date, reforms to China's economic system have not adversely impacted our operations and are not expected to adversely impact operations in the foreseeable future; however, there can be no assurance that the reforms to China's economic system will continue or that we will not be adversely affected by changes in China's political, economic, and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions.

     China's Accession Into The WTO

     On November 11, 2001, China signed an agreement to become a member of the World Trade Organization sometimes referred to as the WTO, the international body that sets most trade rules, further integrating China into the global economy and significantly reducing the barriers to international commerce. China's membership in the WTO was effective on December 11, 2001. China has agreed upon its accession to the WTO that it will reduce tariffs and non-tariff barriers, remove investment restrictions, provide trading and distribution rights for foreign firms, and open various service sectors to foreign competition. China's accession to the WTO may favorably affect our business in that reduced market barriers and a more transparent investment environment may facilitate increased investment opportunities in China, while tariff rate reductions and other enhancements may enable us to develop better investment strategies and attract investment capital. In addition, the WTO's dispute settlement mechanism provides a credible and effective tool to enforce members' commercial rights. Also, with China's entry to the WTO, it is believed that the relevant laws on foreign investment in China may be changed to follow common practices among other countries.

Employees


     At November 30, 2003, the Company had no full-time employees. Two full-time employees of CCCL work for the Company at the direction of CCCL. The salaries of these employees are paid by CCCL, which owns 100% of the stock of Kingston, which in turn beneficially owns approximately 67.67% of the Company's Common Stock.


Available Information

     We have filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference. We will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to us at Suite 805, One Pacific Place, 88 Queensway, Hong Kong, Attn: Mr. Raymond Kwan. We regularly file reports and other information with the Commission. All of such reports and other information may be inspected and copies at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such web site is http://www.sec.gov. In addition, we make available to our shareholders annual reports, including audited financial statements, unaudited quarterly reports and such other reports as we may determine.

                             DESCRIPTION OF PROPERTY

     Our headquarters are located in a facility that is approximately 1,500 square feet located in Suite 805, One Pacific Place, 88 Queensway, Hong Kong and is shared with CCCL. The monthly lease payments are paid by CCCL, which is the 100% owner of Kingston, which in turn beneficially owns approximately 67.67% of the company's Common Stock.

                                   MANAGEMENT


     The following table and text set forth the names and ages of all directors and executive officers of the Company as of November 30, 2003. The Board of Directors is comprised of only one class. Except as otherwise described below, all of the directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. While the directors are elected in this manner, the Company has entered into Director's Compensation Agreements with certain of its directors which provide compensation for these directors over a period of two years. Also provided herein are brief descriptions of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the federal securities laws.


     Name                     Age                  Position(s)
     ----                     ---                  -----------

Raymond Ying-Wai Kwan,        39        Chief Executive Officer, Director

Yau-Sing Tang                 41        President, Chief Financial Officer

Jun-Tang Zhao                 39        Director*

George Raney                  43        Director, Senior Vice President of
                                        Corporate Development

Da-Xing Zhang                 46        Deputy Chairman of the Board

Kai-Jun Yang                  46        Chairman of the Board

Hong-Tao Li                   34        Director, Chief Operating Officer,
                                        Vice President of Project Development

Yong-Xiang Chen               35        Director


*On October 15, 2003, Mr. Jun-Tang Zhao was removed as a director of the Company by a written consent of shareholders, signed by a shareholder owning a majority of the issued and outstanding voting stock of the Company. On November 21, 2003, the Company began mailing a Definitive Information Statement on Schedule 14C to shareholders regarding the removal of Mr. Zhao. Effective twenty days after the mailing, or December 11, 2003, Mr. Jun-Tang Zhao will no longer serve as a director of the Company.



Biographies of Directors and Executive Officers:

     Raymond Ying-Wai Kwan joined the Board of Directors in February 2003, and assumed the post of Chief Executive Officer shortly thereafter. Since 2002, Mr. Kwan has served as Chairman and Chief Executive Officer of Solar City Ltd. From 2001 to 2002, Mr. Kwan served as General Manager of INTEGER Hong Kong Pavilion Ltd. and from 1997-2001, Mr. Kwan served in varioius executive posts in CIL Holdings Ltd., a listed company in the Hong Kong Stock Exchange. Mr. Kwan has over 16 years of experience in strategic planning. He is a summa cum laude graduate of Regis University in Denver, Colorado, United States with degrees in Accounting and Mathematics. He is also the non-executive director of CCCL, which is listed on the Australian Stock Exchange.

     Yau-Sing Tang joined the Board of Directors in February 2003, and assumed the post of Chief Financial Officer and Chairman of the Board of Directors shortly thereafter. Mr. Tang served as Chairman of the Board until October, 2003, when he assumed the position of President of the Company. Since January 2002, Mr. Tang has served as Chief Executive Officer and Executive Director of CCCL. Since November 2000, Mr. Tang has served as Managing Director of GC Alliance Limited, a Certified Public Accountants firm in Hong Kong. Prior to that, Mr. Tang served as Deputy Chairman and Chief Executive Officer of Prosper eVision Limited (Stock Number 979), a company listed on The Stock Exchange of Hong Kong LImited and CCCL. Mr. Tang has over 17 years of experience in accounting, finance, corporate finance and management, especially management of listed companies in Hong Kong, Australia and companies listed on NASDAQ. He is a fellow member of both the Hong Kong Society of Accountants and the Association of Chartered Certified Accountants and holds a Bachelor Degree in Social Sciences (major in Management Studies) from the University of Hong Kong. He is also the Chief Executive Officer and Executive Director of CCCL.


     Jun-Tang Zhao joined the Board of Directors in February 2003. Since January 2002, Mr. Zhao has served as Executive Director of CCCL. Prior to that, Mr. Zhao served as a bank manager of Guangdong Development Bank in the PRC. Mr. Zhao has over 10 years of experience in finance, management, corporate and international banking businesses in the PRC. He is a certified public accountant in the PRC and graduated from the Central Television University in the PRC, majoring in financial accounting. As described above, on October 15, 2003, Mr. Jun-Tang Zhao was removed as director of the Company by a written consent of shareholders, signed by a shareholder owning a majority of the Company's issued and outstanding voting stock of the Company. On November 21, 2003, the Company began mailing a Definitive Information Statement on Schedule 14C to shareholders regarding the removal of Mr. Zhao. Effective twenty days after the mailing, or December 11, 2003, Mr. Jun-Tang Zhao will no longer serve as a director of the Company.


     George Raney joined the Board of Directors in February 2003 and became Senior Vice President of Corporate Development in October, 2003. From 2000 until 2003, Mr. Raney served as Vice President of China Convergent Corporation Limited. Prior to that, Mr. Raney provided corporate development consulting through Raney & Associates. Mr. Raney has over 10 years of experience in corporate finance and corporate development in the United States. He previously worked in Beverly Hills, California for Millennium Capital Partners where he specialized in originating, structuring and executing private placements and sourcing strategic U.S. acquisitions for PRC clients. He received his M.B.A. in Finance and International Business from the University of Michigan and his B.A. in Economics from The Ohio State University.

     Da-Xing Zhang joined the Board of Directors in October 2003 as Deputy Chairman of the Board and is the beneficial owner of approximately 50% of the outstanding common stock of China Convergent Corporation Limited ("CCCL"), a Bermuda corporation listed on the Australian Stock Exchange. Since 1999, Mr. Zhang has served as Executive Director of CCCL. In January 2002, Mr. Zhang became the Executive Chairman of CCCL. Prior to that, Mr. Zhang served as Deputy General Manager of Beijing Da You Group Company Limited and China Great Wall Real Estate Group Company. CCCL is the beneficial owner of a majority of the outstanding shares of the common stock of the Company. Mr. Da-Xing Zhang also is the Chairman of the Board of Directors of CCCL and has over 20 years of experience in business administration in the PRC.

     Kai-Jun Yang joined the Board of Directors in October 2003 as Chairman of the Board and has over 25 years of experience in finance and corporate management. Since December 2002, Mr. Yang has served as financial controller and executive director of Beijing Tung Wah Investment Company Limited. From January 2001 to December 2002, Mr. Yang served as executive director and financial controller of Beijing Jing Long Chang Trading Company Limited. From 1997 to 2000, Mr. Yang served as financial controller of Hong Kong Yu Gang Group Company Limited. He held various senior management positions in various enterprises with different industries in the PRC. He is a certified public accountant in the PRC and is the financial controller of Beijing Tung Wah Investment Company Limited, a company established in Beijing. He is also a member of the Board of Directors of CCCL.

     Hong-Tao Li joined the Board of Directors and was appointed Chief Operating Officer and Vice President of Project Development in October 2003 and has over 12 years of experience in direct investment and corporate management. Since 1997, Mr. Li has served as the general manager of Beijing Tung Wah Investment Company Limited. He is the general manager of Beijing Tung Wah Investment Corporation Limited and a member of the Board of Directors of CCCL.

     Yong-Xiang Chen joined the Board of Directors in October 2003 and has over 13 years of experience in corporate management. Since 1997, Mr. chen has served as the general manager of Beijing Zhi Wo Zhong Cheng Technology Company Limited.

Family Relationships

     There are no family relationships between or among the directors, executive officers or persons nominated or charged by the Company to become directors or executive officers.

Audit Committee

     The Company currently does not have an audit committee; therefore, the Company has not made a determination of whether there is a financial expert on such a committee.

                             EXECUTIVE COMPENSATION

     The following tables set forth certain summary information concerning the compensation paid or accrued for each of our last three completed fiscal years to our chief executive officer. No other executive officer received compensation in excess of $100,000 during the year ended October 31, 2002:

                                                                              Long Term Compensation
                                                                          --------------------------------
                             Annual Compensation                            Awards           Payouts
                             -------------------                          ----------    ------------------
                                                                          Restricted
Name and                                                 Other Annual       Stock       Options/     LTIP         All Other
Principal Position        Year    Salary    Bonus ($)    Compensation       Awards       SARs       Payout      Compensation
------------------        ----    ------    ---------    ------------       ------       ----       ------      ------------

Raymond Ying-Wai Kwan     2002      0           0             0                0          0           0              0
(1), CEO

Raymond Ying-Wai Kwan,    2001      0           0             0                0          0           0              0
CEO

Raymond Ying-Wai Kwan,    2000      0           0             0                0          0           0              0
CEO

----------------------------

(1) Mr. Kwan was appointed CEO in February 2003.

Board Of Directors

     Raymond Ying-Wai Kwan is the CEO and a Director of the Company. Mr. Kwan and the Company entered into a Director's Compensation Agreement dated February
28, 2003 pursuant to which Mr. Kwan will receive 12,000 shares of Common Stock per month for serving as a Director. The Director's Compensation Agreement terminates upon the earlier of February 28, 2005 or the date on which Mr. Kwan no longer serves as a Director.

                                       31

     Yau-sing Tang is the Chief Financial Officer and the President of the Company. Mr. Tang and the Company entered into a Director's Compensation Agreement dated February 28, 2003 pursuant to which Mr. Tang will receive 30,000 shares of Common Stock per month for serving as a Director. The Director's Compensation Agreement terminates upon the earlier of February 28, 2005 or the date on which Mr. Tang no longer serves as a Director.

     George Raney is a Director of the Company and Senior Vice President of Corporate Development. Mr. Raney and the Company entered into a Director's Compensation Agreement dated February 28, 2003 pursuant to which Mr. Raney will receive 7,000 shares of Common Stock per month for serving as a Director. The Director's Compensation Agreement terminates upon the earlier of February 28, 2005 or the date on which Mr. Tang no longer serves as a Director.


     Jun-Tang Zhao is a Director of the Company. Mr. Zhao and the Company entered into a Director's Compensation Agreement dated August 8, 2003 pursuant to which Mr. Zhao received a lump sum of 1,000,000 shares of Common Stock for serving as a Director for two years starting from February 28, 2003 and ending on February 28, 2005. As described above, on October 15, 2003, Mr. Jun-Tang Zhao was removed as director of the Company by a written consent of shareholders, signed by a shareholder owning a majority of the Company's issued and outstanding voting stock of the Company. On November 21, 2003, the Company began mailing a Definitive Information Statement on Schedule 14C to shareholders regarding the removal of Mr. Zhao. Effective twenty days after the mailing, or December 11, 2003, Mr. Jun-Tang Zhao will no longer serve as a director of the Company.


     The Company has not entered into Director's Compensation Agreements with Da-Xing Zhang, Kai-Jun Yang, Hong-Tao Li and Yong-Xiang Chen at this time.

     To date, we issued a total of 1,392,000 shares to the current directors pursuant to these compensation arrangements.

Employment Agreements

     We currently do not have any employment agreements with our officers.

Consulting Agreements

     On February 28, 2003, the Company entered into one-year consulting agreements with GCA Consulting Limited ("GCA") and Orient Financial Services, Inc. ("Orient"). The services to be rendered include consultation and advisory services relating to administrative and corporate development of the Company and other managerial assistance as mutually agreed upon between the parties hereto.

     As consideration for the services to be rendered, the Company issued 2,960,931 and 1,800,000 shares of Common Stock to GCA and Orient, respectively. On May 3, 2003, the Company entered into a one-year consulting agreement with Mr. Patrick J. Ko. The services to be rendered include consultation and advisory services relating to management and identification of potential strategic partners in the United States. As consideration for the services to be rendered, the Company issued 500,000 shares of Common Stock and five-year warrants to purchase 250,000 shares of Common Stock, with an exercise price equal to $0.45 per share. On May 30, 2003, the Company entered into a one-year consulting agreement with Mr. Rong-song Ni. The services to be rendered by Mr. Ni include consultation and advisory services relating to the strategic planning of the Company and identification of a potential joint venture partner in China. As consideration for the services to be rendered by Mr. Ni, the Company issued 1,000,000 shares of Common Stock and five-year warrants to purchase 1,000,000 shares of Common Stock, with an exercise price of $0.45 per share.

     On June 26, 2003, the Company entered into a one-month consulting agreement with Jason M. Genet, who is primarily focused on identification of potential merger and acquisition activities and strategic partnership. As consideration for the services rendered, the Company issued 75,000 shares of Common Stock.

     For the three months and six months ended June 30, 2003, the Company expensed $945,484 and $1,191,465, respectively associated with these agreements and recorded deferred consulting fees of $3,701,562 at June 30, 2003.

     During July 2003, the Company entered into one-year consulting agreements with Mr. Chiu-wing Chiu and Mr. Wai Tam. The services to be rendered include identifying sources for the acquisition of the Company's equity securities. As consideration for the services to be rendered, the Company issued 600,000 and 2,200,000 shares of Common Stock to Mr. Chiu and Mr. Tam respectively.


     On August 22, 2003 the Company entered into an agreement with Friedland Capital Inc. ("Friedland") pursuant to which Friedland agreed to provide financial advisory services to the Company for a monthly fee. On August 22, 2003, the Company issued 5,000 shares of restricted common stock to Friedland, in consideration for services performed. Pursuant to Friedland's engagement letter with the Company, Friedland's fees are payable in cash or registered shares of Company common stock only. On October 6, 2003, the Company cancelled the 5,000 shares of common stock and paid the outstanding fees payable to Friedland in cash.


     On September 2, 2003, the Company entered into a one-year consulting agreement with Jason M. Genet, who is primarily focused on identification of potential merger and acquisition activities and strategic partnerships. As consideration for services rendered, the Company issued 65,000 shares of Common Stock to Mr. Genet.

Stock Option Plans

     On May 23, 2003, we adopted the 2003 Stock Compensation Plan (the "Plan") under which 10,000,000 shares of Common Stock are available for issuance with respect to awards granted to directors, officers, employees and independent contractors who are crucial to the future growth and success of the Company and its subsidiaries and affiliates. As of October 22, 2003, 5,271,000 shares of Common Stock had been issued under the Plan.

     The following summary describes the material features of the Plan. All terms not otherwise defined shall have the meaning ascribed to them in Plan which is incorporated herein by reference to Exhibit 10.1 of the Form S-8 filed with the Securities and Exchange Commission on June 10, 2003.

     Purpose

     The purpose of the Plan is to promote the long-term success of CCCI by attracting, motivating and retaining directors, officers and key employees and consultants of CCCI and its affiliates (the "Participants") through the use of competitive long-term incentives which are tied to shareholder value. The Plan seeks to balance Participants' and shareholder interests by providing incentives to the Participants in the form of stock options, which offer rewards for achieving the long-term strategic and financial objectives of CCCI.

     Common Stock Available

     Subject to adjustment as described below, the maximum number of shares of Common Stock, which may be awarded under the Plan, may not exceed an aggregate of 10,000,000 shares over the life of the Plan. The Plan provides for equitable adjustment of the number of shares subject to the Plan and the number of shares of each subsequent award of stock thereunder and of the unexercised portion of the stock option award described below in the event of a change in the capitalization of CCCI due to a stock split, stock dividend recapitalization, merger or similar event.

     Eligibility

     Awards may be made, at the discretion of the Board of Directors or duly appointed committee thereof, to employees and independent contractors, including consultants, advisors and directors, of CCCI. Incentive stock options ("ISOs") may only be granted to employees of CCCI and its affiliates. Any person holding capital stock of CCCI or any affiliate possessing more than 10% of the total combined voting power of all classes of capital stock of CCCI or any affiliate will not be eligible to receive ISOs unless the exercise price per share is at least 110% of the fair market value of the stock on the date the option is granted.

     Administration

     The authority to control and manage the operation and administration of the Plan is vested in the Board of Directors or a duly appointed committee thereof. Members of the committee shall serve at the pleasure of the Board of Directors. The committee may from time to time determine which officers, directors and key employees and consultants of CCCI and its affiliates may be granted options under the Plan, the terms thereof (including, without limitation, determining whether the option is an ISO and the times at which the option shall become exercisable), and the number of shares for which an option or options may be granted. If rights of CCCI to repurchase stock are imposed, the Board of Directors or the committee may, in its sole discretion, accelerate, in whole or in part, the time for lapsing of any rights of CCCI to repurchase shares or forfeiture restrictions. The Board of Directors or the committee has the sole authority, in its absolute discretion to adopt, amend and rescind such rules and regulations, consistent with the provisions of the Plan, as, in its opinion, may be advisable in the administration of the Plan, to construe and interpret the Plan, the rules and regulations, and the instruments evidencing options granted under the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the committee are binding on all option holders under the Plan.

     Performance Shares

     The Board may make Performance Share Awards entitling recipients to acquire shares of Stock upon the attainment of specified performance goals. The Board may make Performance Share Awards independent of or in connection with the granting of any other Award under the Plan. The Board in its sole discretion shall determine the performance goals applicable under each such Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded Performance Shares.

     Stock Appreciation Rights

     The Board may grant Stock Appreciation Rights entitling recipients on exercise of the SAR to receive an amount, in cash or Stock or a combination thereof (such form to be determined by the Board), determined in whole or in part by reference to appreciation in the Fair Market Value of the Stock between the date of the Award and the exercise of the Award. A Stock Appreciation Right shall entitle the Participant to receive, with respect to each share of Stock as to which the SAR is exercised, the excess of the share's Fair Market Value on the date of exercise over its Fair Market Value on the date the SAR was granted.

     Restricted Stock

     The Board may grant Restricted Stock Awards entitling recipients to acquire shares of Stock, subject to the right of the Company to repurchase all or part of such shares at their purchase price (or to require forfeiture of such shares if purchased at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable Restricted Period or Restricted Periods established by the Board for such Award. Conditions for repurchase (or forfeiture) may be based on continuing employment or service or achievement of pre-established performance or other goals and objectives.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable.


     As of November 30, 2003, the Company had a total of approximately 72,169,760 shares of Common Stock issued and outstanding, and 2,758,621 shares of Preferred Stock outstanding which are the only issued and outstanding voting equity securities of the Company.

     The following table sets forth, as of November 30, 2003: (a) the names and addresses of each beneficial owner of more than five percent (5%) of the Company's Common Stock and/or Preferred Stock known to the Company, the number of shares of Common Stock or Preferred Stock beneficially owned by each such person, and the percent of the Company's Common Stock and Preferred Stock so owned; and (b) the names and addresses of each director and executive officer, the number of shares of Common Stock and Preferred Stock beneficially owned, and the percentage of the Company's Common Stock and Preferred Stock so owned, by each such person, and by all directors and executive officers of the Company as a group. Each person has sole voting and investment power with respect to the shares of Common Stock and Preferred Stock, except as otherwise indicated.
Beneficial ownership consists of a direct interest in the shares of Common Stock or Preferred Stock, except as otherwise indicated.
                                                                                                   Percentage
                                                                                                  Ownership of
                                  Total                                                           Common Stock
                                  Number       Percentage      Total Number      Percentage       and Preferred
                               of Shares of    Ownership       of Shares of     Ownership of      Stock on an
                                  Common       of Common        Preferred        Preferred        As-Converted
   Name, Address and Title        Stock          Stock           Stock             Stock              Basis
   -----------------------        -----          -----           -----             -----              -----
Raymond Ying-Wai Kwan              106,000(1)     0.15%(1)         -0-               -0-              0.14%(1)
CEO and Director
One Pacific Place
Suite 805
88 Queensway
Hong Kong

Yau-Sing Tang                    1,500,000(2)     2.07%(2)         -0-               -0-              2.00%(2)
President and CFO
One Pacific Place
Suite 805
88 Queensway
Hong Kong

Jun-Tang Zhao                    1,000,000        1.39%            -0-               -0-              1.33%
Director
22nd Floor, Morrison
Commercial Building, 31
Morrison Hill Road, Wanchai,
Hong Kong


George Raney                        63,500(3)     0.09%(3)         -0-               -0-              0.09%(3)
Director and Senior Vice
President of Corporate
Development
8400 Pershing Drive, Playa
Del Rey, California, USA


Da-Xing Zhang                   48,835,776(4)    67.67%(4)         -0-               -0-             65.18%(4)
Deputy Chairman of the Board
Room 807 Block B, Jin Xiu
Yuan Gong Yu, Chao Yan
Beijing, PRC

Kai-Jun Yang                       -0-             0%              -0-               -0-                0%
Chairman of the Board
20/F, Yu Hai Yuan, 5 Li, Fu
Shi Lu, Haidian, Beijing, PRC

Hong-Tao Li                        -0-             0%              -0-               -0-                0%
Director, Chief Operating
Officer and Vice President of
Project Development
20-13-4, Beijing Shi Fan Xue
Yuan, Haidian, Beijing, PRC

Yong-Xiang Chen                    -0-             0%              -0-               -0-                0%
Director
No. 9, 18th floor, Shou Du
Yuan, Haidian, Beijing, PRC


All Directors and Executive     51,505,276(5)    71.08%(5)         -0-               -0-             68.65%(5)
----------------------------
Officers (8 persons)
--------------------
Other 5% or Greater Owners:


Kingston Global Co., Ltd.       48,835,776(4)    67.67%(4)         -0-               -0-             65.18%(4)
22/F Morrison Commercial
   Building
31 Morrison Hill Road
Wanchai, Hong Kong

Gryphon Master Fund,             3,586,207(6)     4.73%(6)     2,758,621(6)         100%              4.73%(6)
L.P.,
500 Crescent Court
Suite 270
Dallas, TX  75201


Total of All Directors and      55,091,483(7)    72.44%(7)      2,758,621(7)         100%             70.08%(7)
---------------------------
Executive Officers and 5% or
----------------------------
Greater Owners
--------------


                                       36

--------------

(1) Includes 82,000 shares owned by Mr. Kwan. Also includes 24,000 shares issuable during the next sixty days pursuant to a Director's Compensation Agreement by and between the Company and Mr. Kwan dated February 28, 2003, pursuant to which the Company will issue 12,000 shares of Common Stock to Mr. Kwan each month, in consideration for services rendered, until February, 2005.

(2) Includes 1,440,000 shares owned by Mr. Tang. Also includes 60,000 shares issuable during the next sixty days pursuant to a Director's Compensation Agreement by and between the Company and Mr. Tang dated February 28, 2003, pursuant to which the Company will issue 30,000 shares of Common Stock to Mr. Tang each month, in consideration for services rendered, until February, 2005.


(3) Includes 49,500 shares owned by Mr. Raney. Also includes 14,000 shares issuable during the next sixty days pursuant to a Director's Compensation Agreement by and between the Company and Mr. Raney, dated February 28, 2003, pursuant to which the Company will issue 7,000 shares of Common Stock to Mr. Raney each month, in consideration for services rendered, until February, 2005.


(4) Kingston is a company organized under the laws of the British Virgin Islands and is a wholly-owned subsidiary of CCCL, a Bermuda corporation listed on the Australian Stock Exchange. The majority owner of CCCL is Best Fortune Capital Limited ("BFCL"), a corporation organized under the laws of the British Virgin Islands. BFCL is beneficially and wholly owned by Mr. Da-Xing Zhang, Chairman of the Board of Directors of CCCL and a Director of the Company. As a result, Mr. Da-Xing Zhang will be deemed to beneficially own the Kingston shares.

(5)  Includes Footnotes (1) - (4).

(6) Gryphon Master Fund, L.P. is a limited partnership organized under the laws of Bermuda. Gryphon beneficially owns 4.20% shares of Common Stock, consisting of 2,758,621 shares underlying Preferred Stock, currently convertible into 2,758,621 shares of Common Stock at a price per share of $1.45 and 827,586 shares underlying Warrants to purchase 827,586 shares of Common Stock at an exercise price per share of $2.18 until September 25, 2008.

(7)  Includes Footnote (1) - (6)

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Kingston beneficially owns approximately 67.67% of the outstanding Common Stock of the Company and is a wholly owned subsidiary of CCCL. CCCL is approximately 50% owned by Best Fortune Capital Limited ("BFCL"), a corporation organized under the laws of the British Virgin Islands. BFCL is wholly owned by Mr. Da-Xing Zhang, a Director of the Company and Chairman of the Board of CCCL. Mr. Kwan, a director and CEO of the Company, is a non-executive director of CCCL. Mr. Tang, Chairman of the Board of Directors and CFO of the Company is the CEO and Executive Director of CCCL. Jun-Tang Zhao is the Deputy Chairman of the Board of CCCL. Kai-Jun Yang and Hong-Tao Li are also directors of CCCL. Certain of these directors receive compensation as disclosed above in "--Executive Compensation."

     As described above under "--Description Of Business" and "--Description Of Property," CCCL pays the salaries of CCCI employees and bears all cost of the Company's lease.

     Other than the transactions described above, there were no material transactions, or series of similar transactions, since the beginning of our last fiscal year, or any currently proposed transactions, or series of similar transactions, to which we are a party, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any stockholder who is known by us to own of record or beneficially more than 5% of any class of our Common Stock, Preferred Stock or any member of the immediate family of any of the foregoing persons, has an interest.

                            DESCRIPTION OF SECURITIES
General


     As of the date of this prospectus, our authorized capital stock consists of 100,000,000 shares $.00001 par value, per share of Common Stock of which approximately 72,164,760 shares are issued and outstanding as of November 30, 2003 and 2,758,621 shares of Preferred Stock all of which are issued and outstanding as of November 30, 2003.


     The following is a description of our securities taken from provisions of our Certificate of Incorporation and by-laws, each as amended. The following description is a summary and is qualified in its entirety by the above referenced provisions of the Certificate of Incorporation and by-laws as currently in effect.

Common Stock

     All shares of Common Stock have one vote and vote together as a single class. Voting rights are not cumulative, and, therefore, the holders of more than 50% of the Common Stock could, if they chose to do so, elect all of the Directors. Upon liquidation, dissolution or winding up, our assets, after the payment of our liabilities, will be distributed pro rata to the holders of the Common Stock.

     Holders of Common Stock are entitled to share equally in dividends when, as and if declared by our board of directors, out of funds legally available for the payment of dividends. We have not paid any cash dividends on the Common Stock, and it is unlikely that any dividends will be declared in the foreseeable future.

     At October 28, 2003, we had approximately 590 Common Stockholders of record based on information provided by our transfer agent, Signature Stock Transfer in Plano, Texas, which does not include approximately 1,908 shareholders holding shares in street name.

Preferred Stock

     The Company has authorized 20,000,000 shares of "blank-check" preferred stock, of which 2,758,621 shares are designated as 8% Convertible Preferred Stock (the "Series"). Currently, 2,758,621 shares of the Series are issued and outstanding. The Series shares are entitled to voting rights on an "as-converted basis." The Series shares are convertible into Common Stock of the Company, at the option of the holder, at any time prior to redemption at a conversion price of $1.45 per share, subject to certain conversion price adjustments. The Series shares have a liquidation preference over other classes of capital stock, in an amount of $1.45 (equal to the purchase price per share of the Series shares) plus an amount equal to the cash value of dividends accrued and unpaid thereon. The liquidation preference is triggered in the event of the liquidation of the

Company, the merger of the Company with or into another entity (i.e. the Series holders will have a preference in the cash, securities or other consideration issued in such merger) or the sale by the Company of all or substantially all of the Company's business or operating assets.

     The Company may redeem any or all of the Series shares at any time after September 25, 2004 at a price per share of $1.45 plus dividends accrued and unpaid thereof, if the closing price per share of the Company's Common Stock exceeds 200% of the conversion price then in effect for any 20 out of 30 consecutive trading days; provided, however, that, prior to the last date on this registration statement is effective and available for use (pursuant to a Registration Rights Agreement, see below), this registration statement is effective and available for use at all time during the period beginning 30 days prior to the date of the redemption notice and ending on the earlier of the redemption date or the last date on which this registration statement is required to remain effective and available for use, and is expected to remain effective and available for use until the earlier of 30 days following the redemption date or the last date on which the registration statement is required to remain effective pursuant to the Registration Rights Agreement.

     The Company must redeem all of the Series shares no later than September 25, 2008 at a redemption price per share of $1.45, plus all accrued but unpaid dividends. In addition, if the closing price of the Company's Common Stock is equal to or less than $0.70 for a period of 10 consecutive trading days, the holders of Series shares will have the right to require the Company to redeem all or any portion of the Series shares at a redemption price, in cash, equal to $1.67 per share, plus all accrued but unpaid dividends.

     Pursuant to a Registration Rights Agreement between the holders of the Series shares and the Company, the Company agreed to use its best efforts to keep this registration statement effective until September 25, 2005. Further, the Company will be required to pay liquidated damages of 2% of the total purchase price per month during which a registration default occurs.

Penny Stock

     Until the Company's shares qualify for inclusion in the NASDAQ system, the public trading, if any, of the Company's Common Stock will be on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock offered. The Company's Common Stock is subject to provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), commonly referred to as the "penny stock rule." Section 15(g) sets forth certain requirements for transactions in penny stocks, and Rule 15g-9(d) incorporates the definition of "penny stock" that is found in Rule 3a51-1 of the Exchange Act. The SEC generally defines "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. If the Company's Common Stock is deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. Generally speaking, "accredited investors" are persons with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document, prepared by the SEC, relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in an account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of a broker-dealer to trade and/or maintain a market in the Company's Common Stock and may affect the ability of the Company's shareholders to sell their shares.

Limitation On Liability And Commission Position Of Indemnification For Securities Act Liabilities

     Our Certificate of Incorporation limit the liability of directors to the maximum extent permitted by Delaware law. In addition, our bylaws require us to indemnify our directors and officers, and allow us to indemnify our other employees and agents to the fullest extent permitted by law. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification. If we permit indemnification for liabilities arising under the Securities Act to directors, officers or controlling persons under these provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is unenforceable.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information


     The following table sets forth, for the respective periods indicated, the high and low bid information for our Common Stock in the over-the-counter market as reported by http://finance.yahoo.com. The bid prices represent inter-dealer quotations, without adjustments for retail mark-ups, markdowns or commissions and may not necessarily represent actual transactions. At December 1, 2003, our Common Stock was quoted under the symbol "CCCI" and had a closing bid price of $1.26. All bid prices below have been rounded to the nearest whole cent. Effective May 10, 2003, we changed our fiscal year end from October 31 to December 31.

                                                                   Bid Prices
                                                                  -------------
                                                                  High     Low
                                                                  -----   -----
     Interim Periods For Fiscal Year Ending December 31, 2003
     --------------------------------------------------------
       Third Quarter                                              $3.60   $0.32
       Second Quarter                                             $0.85   $0.40
       First Quarter                                              $1.01   $0.29

     Transition Period Ended December 31, 2002                    $0.60   $0.40
     -----------------------------------------

     Fiscal Year Ended October 31, 2002
     ----------------------------------
       Fourth Quarter                                             $0.16   $0.16
       Third Quarter                                              $0.16   $0.16
       Second Quarter                                             $0.00   $0.00
       First Quarter                                              $0.00   $0.00
     Fiscal Year Ended October 31, 2001
     ----------------------------------
       Fourth Quarter                                             $0.48   $0.32
       Third Quarter                                              $1.00   $0.48
       Second Quarter                                             $0.32   $0.16
       First Quarter                                              $0.16   $0.16


           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

     In addition to historical information, this prospectus contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such differences include, but are not limited to those discussed in this section. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof. Readers should carefully review the risks described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Annual Report on Form 10-KSB for the fiscal year ended October 31, 2002, the Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K by the Company.

     The following discussion and analysis should be read in conjunction with the financial statements and the notes thereto, included as part of this prospectus.

Overview

     The Company was incorporated on November 27, 1984 in the State of Delaware. Prior to May 1993, the Company was principally engaged in the business of developing, financing and producing motion pictures for distribution. Since May 1993, however, the Company had had no current business operations until

February 28, 2003, when the Company signed the Exchange Agreement to acquire (the "Acquisition") from Kingston a 100% ownership interest in Solar Touch Limited ("Solar Touch") in exchange for 49,567,002 (post-split) shares of the Company's Common Stock. In addition, the Company issued 4,761,000 (post-split) shares to certain financial consultants in connection with the Acquisition.


     Immediately after the Acquisition, all then existing officers and directors of the Company resigned and the management of Solar Touch was elected and appointed to such positions; thereby effecting a change of control. Although Solar Touch became a wholly-owned subsidiary of the Company following the transaction, because the transaction resulted in a change of control, the transaction was recorded as a "reverse merger" whereby Solar Touch was considered to be the accounting acquirer of the Company. In May 2003, the Company determined to change its fiscal year end to December 31, which corresponds to the year end for Solar Touch. Because of the change in fiscal year and because the Company's recent operations have been limited to its interest in Solar Touch, the discussion below of the Company's performance as of the last six months relates to the Company's equity interest in Solar Touch and is based upon the financial statements of Solar Touch included in this prospectus and the consolidated financial statements of the Company as of and for the periods ended September 30, 2003. A discussion of the Company's performance as of October 31, 2002 and a discussion of Solar Touch's performance as of December 31, 2002 are also included.

Results Of Operations

Three months ended September 30, 2003 and 2002:


Revenue


     The Company had no revenue for the three months ended September 30, 2003 and 2002 respectively (See Equity in earnings of investment below).


Loss from operations


     For the three months ended September 30, 2003, the Company had a loss from operations of $2,378,723 as compared to a loss from operation of $0 for the three months ended September 30, 2002. The loss is attributable to directors' compensation of $755,437, professional fees of $79,909 and consulting fees of $1,543,377.


Merger costs


     For the three months ended September 30, 2003 and 2002, there were no additional merger costs incurred.


Equity in earnings of investment


     This represents the Company's 49% share of undistributed earnings of its investment in Baoding. For the three months ended September 30, 2003, the Company's 49% share of losses of its investment in Baoding was $64,911 which was a $61,776 or 48.8% decrease from $126,687 for the three months ended September 30, 2002. The decrease in the Company's 49% share of losses of its investment in Baoding is primarily attributable to the decrease in Baoding's net loss from $258,544 for the three months ended September 30, 2002 to $132,472 for the three months ended September 30, 2003. The decrease in Boading's net loss results from the decrease in provision for doubtful accounts over the prior year.

Net income (loss)


     The Company recorded a net loss of $2,443,092 for the three months ended September 30, 2003 as compared to a net loss of $126,687 for the three months ended September 30, 2002. This is primarily due to directors' compensation of $755,437, professional fees of $79,909 and consulting fees of $1,543,377.

Nine months ended September 30, 2003 and 2002:


Revenue

     The Company had no revenue for the six months ended June 30, 2003 and 2002 respectively (See Equity in earnings of investment below).

Loss from operations


     For the nine months ended September 30, 2003, the Company had a loss from operations of $3,869,695 as compared to a loss from operation of $0 for the nine months ended September 30, 2002. The loss is attributable to directors' compensation of $995,970, professional fees of $138,883 and consulting fees of $2,734,842.


Merger costs


     For the nine months ended September 30, 2003, the Company incurred merger costs of $3,770,416 as a result of the Company's acquisition of Solar Touch in a reverse merger whereas there was no such expense for the nine months ended September 30, 2002.


Equity in earnings of investment


     This represents the Company's 49% share of undistributed earnings of its investment in Baoding. For the nine months ended September 30, 2003, the Company's 49% share of earnings of its investment in Baoding was $175,650 which was a $97,995 or 126% increase from $77,655 for the nine months ended September 30, 2002. This is primarily due to the increase in net sales of Baoding by $296,293 or 12% from $2,395,462 for the nine months ended September 30, 2002 to $2,691,755 for the nine months ended September 30, 2003 and accordingly, the increase in net income of Baoding by $199,989 or 126% from $158,480 for the nine months ended September 30, 2002 to $358,469 for the nine months ended September 30, 2003. In addition, the increase in net income is attributable to the decrease in provisions for doubtful accounts over the prior period.


Net income (loss)


     The Company recorded a net loss of $7,463,715 for the nine months ended September 30, 2003 as compared to a net profit of $77,655 for the nine months ended September 30, 2002. This is primarily due to the merger costs of $3,770,416 incurred in relation to the Company's acquisition of Solar Touch in a reverse merger, directors' compensation of $995,970, professional fees of $138,883 and consulting fees of $2,734,842.

Financial condition, liquidity, capital resources


     For the nine months ended September 30, 2003, we received $50,000 from the issuance of 4,750,000 shares of common stock due to the exercise of 4,750,000 options by the optionees on April 30, 2003 and $4,000,000 from the issuance of 2,758,621 shares of the Company's restricted 8% convertible preferred stock, par value of $0.0001 per share to Gryphon Master Fund, L.P. for $1.45 per share. We also generated cash of $89,373 during the nine months ended September 30, 2003 in operating activities.

     As of September 30, 2003, the Company has cash at bank of $3,911,399. Our current assets include deferred consulting fees of $3,412,735 and our current liabilities include accrued expenses of $298,576, accrued directors' compensation of $64,890, the amount due to a shareholder of $127,276 and the amount due to a director of $2,500.

     We had no significant capital expenditure commitments outstanding as of September 30, 2003.

Plan of Operation

     With a cash balance of $3,911,399 as of September 30, 2003, the Company has sufficient working capital to fund its future operations and finance its intended acquisition of additional equity interests in Baoding from Baoding Multimedia should it be allowed to do so in the future.

Exchange rate

     Fluctuations of currency exchange rates between Renminbi and United States dollar could adversely affect our business since our sole investment conducts its business primarily in China, and its revenue from operations is settled in Renminbi. The Chinese government controls its foreign reserves through restrictions on imports and conversion of Renminbi into foreign currency. Although the Renminbi to United States dollar exchange rate has been stable since January 1, 1994 and the Chinese government has stated its intention to maintain the stability of the value of Renminbi, there can be no assurance that exchange rates will remain stable. The Renminbi could devalue against the United States dollar. Exchange rate fluctuations may adversely affect our revenue arising from the sale of products in China and denominated in Renminbi and our financial performance when measured in United States dollar.


Results Of Operations

Year Ended October 31, 2002 Compared To Year Ended October 31, 2001

Results of operations

Revenue

     The Company had no revenues for the fiscal years ended October 31, 2001 and 2002. During the fiscal year ended October 31, 2002, the Company had a net loss of $2,359 as compared to a net loss of $4,369 during the fiscal year ended October 31, 2001.

     On October 31, 2002, the Company had a working capital deficit and stockholders' deficit of $17,905, $2,419 in cash, total assets of $2,419 and total liabilities of $20,324. The working capital deficit and stockholders' deficit is principally due to short term loans made by the President of the Company in order to allow the Company to meet certain working capital needs.

Financial condition, liquidity, capital resources

     For the year ended October 31, 2002, our operations did not generate or use any cash.

Solar Touch Limited - Fiscal Years Ended December 31, 2002 and 2001:

Revenue

     The Company has no operations except for the activities of Solar Touch. Solar Touch had no revenue for the fiscal year ended December 31, 2002 and 2001 respectively. (See Equity in Earnings of Investment below).

Loss from Operations

     Solar Touch recorded no losses from operations in fiscal 2002 or 2001.

Equity in Earnings of Investment

     This represents Solar Touch's 49% share of undistributed earnings of its investment in Baoding. During the fiscal year ended December 31, 2002, Solar Touch's 49% share of earnings from its investment in Baoding was $645,447, which was a 14.3% decrease from Solar Touch's 49% share of earnings of $753,265 during fiscal year 2001. This decrease was primarily attributable to the increases in Baoding's depreciation expense and provision for doubtful accounts over the prior year.

Net Income

     Solar Touch recorded Net Income of $645,447 for the fiscal year ended December 31, 2002 and $753,265 for the fiscal year ended December 31, 2001, which represented Solar Touch's 49% share of undistributed earnings of its investment in Baoding. As described above, this decrease is due to the increases in Baoding's depreciation expense and provision for doubtful accounts over the prior year.

Plan of Operation

     In view of the absence of working capital to finance the Company's operations and working capital requirements, the Company is looking for the opportunity of raising necessary capital by private placement of new shares or issuance of debentures. The Company's costs mainly include only those costs necessary to retain its corporate charter, file necessary tax returns and report to the Securities and Exchange Commission, and certain professional expenses such as accountants' and attorney's fees to maintain the corporate compliance. We believe that we have access to sufficient working capital to provide for these costs.

Exchange Rate

     Fluctuations of currency exchange rates between Renminbi and United States dollar could adversely affect our business since our sole investment conducts its business primarily in China, and its revenue from operations is settled in Renminbi. The Chinese government controls its foreign reserves through restrictions on imports and conversion of Renminbi into foreign currency. Although the Renminbi to United States dollar exchange rate has been stable since January 1, 1994 and the Chinese government has stated its intention to maintain the stability of the value of Renminbi, there can be no assurance that exchange rates will remain stable. The Renminbi could devalue against the United States dollar. Exchange rate fluctuations may adversely affect our revenue arising from the sales of products in China and denominated in Renminbi and our financial performance when measured in United States dollars.

Recent accounting pronouncements


     In April 2002, The Financial Accounting Standards Board (FASB) issued SFAS No. 145, "Recission of FASB Statements No. 4, 22 and 64. Amendment of FASB Statement No. 13, and Technical Corrections." The Statement addresses the accounting for extinguishment of debt, sale-leaseback transactions and certain lease modifications. The Statement is effective for transactions occurring after May 15, 2002. The adoption of SFAS No. 145 did not have material impact on the Company's financial statement presentation or disclosure.

     In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and supercedes Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on the Company's financial statement presentation or disclosure.

     In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions. The Company does not expect this standard will have any effect on its financial statement presentation or disclosure.


     In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45). FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The recognition provisions of FIN 45 are effective for any guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 is not expected to have a material effect on the Company's financial position, results of operations, or cash flows.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation. Transition and Disclosure" SFAS No. 148 amends SFAS No. 123 "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years beginning after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The Company does not expect the adoption of SFAS No. 148 to have a material effect on our financial position, results of operations, or cash flows.

     In January 2003, the FASB issued Interpretation No. 46: "Consolidation of Variable Interest Entities (an interpretation of ARB No. 51) ("FIN-46")." FIN46 addresses consolidation by business enterprises of certain variable interest entities, commonly referred to as special purpose entities. The Group will be required to implement the other provisions of FIN46 in 2003. The adoption of FIN46 is not expected to have a material impact on the Group's consolidated financial statements.

     In April 2003, the FASB issued SFAS No.149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No.149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No.133 "Accounting for Derivative Instruments and Hedging Activities". It is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designed after June 30, 2003. All provisions of SFAS No.149 should be applied prospectively. The adoption of SFAS 149 is not expected to have a material impact on the Group's consolidated financial statements.

     In May 2003, the FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS 15 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classifies a financial instrument that is within its scope as a liability (or as an asset in some circumstances). It is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before issuance date of SFAS No.150 and still existing at the beginning of the interim period of adoption. Restatement is permitted. The adoption of SFAS No.150 is not expected to have a material impact on the Group's consolidated financial statements.



                                LEGAL PROCEEDINGS

     We are not a party to any pending or to the best of its knowledge, any threatened legal proceedings. No director, officer or affiliate of the Company, or owner of record or of more than five percent (5%) of the securities of the Company, or any associate of any such director, officer or security holder is a party adverse to the Company.

                                     EXPERTS

     The financial statements of the Company as of and for the years ended October 31, 2002 and 2001 included in the prospectus have been audited by Weinberg & Company, P.A., and Glasser & Haims, P.C., respectively, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. The financial statements of Solar Touch included in this prospectus have been audited by Thomas Leger & Co., L.L.P., certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS


     Patton Boggs LLP, Denver, Colorado has passed for us upon the validity of the securities being offered hereby.

                              FINANCIAL STATEMENTS

                          INDEX TO FINANCIAL STATEMENTS



     a. Financial Statements for Nova International Films, Inc.
        -------------------------------------------------------
(now known as China Cable and Communication, Inc.) for the fiscal
-----------------------------------------------------------------
year ended October 31, 2002.
----------------------------

Independent Auditors' Report............................................F-2, F-3

Balance Sheets...............................................................F-4

Statements of Operations.....................................................F-5

Statement of Changes in Stockholders' Deficiency.............................F-6

Statements of Cash Flows.....................................................F-7

Notes to Financial Statements........................................F-8 to F-12




     b. Consolidated Financial Statements for China Cable and Communication,
        --------------------------------------------------------------------
Inc. for the nine months ended September 30, 2003 (unaudited).
------------------------------------------------------------


Consolidated Balance Sheets.................................................F-14

Consolidated Statements of Operations...............................F-15 to F-16

Consolidated Statements of Cash Flows.......................................F-17

Notes to Consolidated Financial Statements..........................F-18 to F-23



     c. Financial Statements for Solar Touch Limited for the fiscal
        -----------------------------------------------------------
year ended December 31, 2002.
-----------------------------

Report of Independent Auditors..............................................F-25

Balance Sheets as of December 31, 2002 and 2001.............................F-26

Statements of Operations for the Years Ended December 31, 2002
         and 2001...........................................................F-27

Statement of Changes in Stockholders' Equity for the
         Years Ended December 2002 and 2001.................................F-28

Statements of Cash Flows for the Years Ended December 31, 2002
         and 2001...........................................................F-29

Notes to Financial Statements.......................................F-30 to F-35

                                     F-(i)
     a.Financial Statements for Nova International Films, Inc. (now known as
       ---------------------------------------------------------------------
China Cable and Communication, Inc.) for the fiscal year ended October 31, 2002.
--------------------------------------------------------------------------------

Independent Auditors' Report............................................F-2, F-3

Financial Statements

         Balance Sheets......................................................F-4

         Statements of Operations............................................F-5

         Statement of Changes in Stockholders' Deficiency....................F-6

         Statements of Cash Flows............................................F-7

Notes to Financial Statements........................................F-8 to F-12

                          INDEPENDENT AUDITORS' REPORT


To the board of directors
Nova International Films, Inc.

We have audited the accompanying balance sheet of Nova International Films, Inc. as of October 31, 2002 and the related statements of operations, changes in stockholders' deficiency, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nova International Films, Inc. as of October 31, 2002 and the results of its operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has no revenues and business operations, a net loss of $2,359, working capital and stockholders deficiency of $17,905 which raise substantial doubts about its ability to continue as a going concern, Management's plans in regard to these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  WEINBERG & COMPANY, P.A.
-----------------------------
     WEINBERG & COMPANY, P.A.

Los Angeles, California
January 14, 2003

                     REPORT OF CERTIFIED PUBLIC ACCOUNTANTS

THE BOARD OF DIRECTORS NOVA INTERNATIONAL FILMS, INC.

We have audited the accompanying balance sheet of Nova International Films, Inc. as of October 31, 2001 and the related statements of operations, stockholders' deficiency, and cash flows for the period November 1, 2000 through October 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nova International Films, Inc. as of October 31, 2001 and the results of its operations and cash flows for the period indicated above in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has no revenues and business operations which raise substantial doubts about its ability to continue as a going concern, Management's plans in regard to these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  GLASSER & HAIMS, P.C.
-----------------------------
     GLASSER & HAIMS, P.C.

Valley Stream, New York
November 21, 2001

                         NOVA INTERNATIONAL FILMS, INC.
                                 BALANCE SHEETS


                                                             OCTOBER 31,
                                                         2002          2001
                                                     -----------    -----------
ASSETS

Cash                                                 $     2,419    $     2,878
                                                     -----------    -----------

 Total Assets                                        $     2,419    $     2,878
                                                     ===========    ===========



LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:

Accounts payable and accrued expenses                $     1,800    $     1,800
Short term loan - related party                           18,524         16,624
                                                     -----------    -----------

 Total Current Liabilities                                20,324         18,424

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIENCY:

Common Stock, $.00001 par value; 100,000,000
 shares authorized, 6,037,000 shares issued
 and outstanding, respectively.                               60             60
Additional paid-in capital                             8,198,166      8,198,166
Accumulated deficit                                   (8,216,131)    (8,213,772)
                                                     -----------    -----------

 Total Stockholders' Deficiency                          (17,905)       (15,546)
                                                     ===========    ===========
 Total Liabilities and
  Stockholders' Deficiency                           $     2,419    $     2,878
                                                     ===========    ===========


                        See Notes to Financial Statements

                         NOVA INTERNATIONAL FILMS, INC.
                            STATEMENTS OF OPERATIONS
                      YEARS ENDED OCTOBER 31, 2002 AND 2001


                                                         2002           2001
                                                     -----------    -----------

REVENUES                                             $      -       $      -

COSTS AND EXPENSES:
Selling, general and
  administration expenses                                  2,359          4,375
                                                     -----------    -----------

 OPERATING LOSS                                           (2,359)        (4,375)

OTHER INCOME
Interest income                                             -                 6
                                                     -----------    -----------

LOSS BEFORE PROVISION FOR INCOME TAXES               $    (2,359)   $    (4,369)
                                                     ===========    ===========

PROVISION FOR INCOME TAXES                                  -              -
                                                     -----------    -----------

NET (LOSS)                                                (2,359)        (4,369)
                                                     ===========   ============

Net (loss) per share,
basic and diluted                                    $      -      $       -

Average number of shares outstanding,
basic and diluted                                      6,037,000      6,037,000


                        See Notes to Financial Statements



                                    NOVA INTERNATIONAL FILMS, INC.
                           STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                                 YEARS ENDED OCTOBER 31, 2002 AND 2001



                                      Common Stock
                                   $.00001 Par Value      Additional
                                    No. of                 Paid-in         Accumulated
                                    Shares      Amount     Capital           Deficit          Total
                                    ------      ------     -------           -------          -----

Balance at November 1, 2000       6,037,000     $ 60     $ 8,198,166      $ (8,209,403)     $(11,177)

Net (Loss)                                                                      (4,369)       (4,369)
                                  ---------              -----------      ------------      --------

Balance at October 31, 2001       6,037,000       60       8,198,166        (8,213,772)      (15,546)

Net (Loss)                                                                      (2,359)       (2,359)
                                  ---------              -----------      ------------      --------

Balance at October 31, 2002       6,037,000     $ 60     $ 8,198,166      $ (8,216,131)     $(17,905)
                                  =========              ===========      ============      ========


                                   See Notes to Financial Statements

                                                  F-6

                         NOVA INTERNATIONAL FILMS, INC.
                            STATEMENTS OF CASH FLOWS
                      YEARS ENDED OCTOBER 31, 2002 AND 2001


                                                          2002           2001
                                                     -----------     ----------

Cash flows from operating activities:
    Net loss                                         $    (2,359)    $   (4,369)
                                                     -----------     ----------

  Net cash (used) by operating
   activities                                             (2,359)        (4,369)
                                                     -----------     ----------

Cash flows from investing activities:
    Advances from short term loan                          1,900          6,000
                                                     -----------     ----------

  Net cash provided by investing
   activities                                              1,900          6,000

 Net increase (decrease) in cash                            (459)         1,631
 Cash at beginning of year                                 2,878          1,247
                                                     -----------     ----------

 Cash at end of year                                 $     2,419      $   2,878
                                                     ===========      =========


                        See Notes to Financial Statements

                         NOVA INTERNATIONAL FILMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                      YEARS ENDED OCTOBER 31, 2002 AND 2001


1) Nature of Business and Organization

Nova International Films, Inc. (the Company) was incorporated on November 27, 1984 in the State of Delaware. The Company was formed for the purpose of financing and producing motion pictures for distribution in the theatrical, home video and pay and free television markets throughout the world.

During the late eighties and early nineties the Company was involved in the production and co-production of various films and motion pictures. As of May 1993, the Company had no current business operations and since then has been seeking another business opportunity. See Note 6 for information on an agreement signed to acquire a 100% ownership interest in Solar Touch Limited. No assurance can be given that the Company will be able to consummate such transaction or, if consummated, that such business opportunity will be successful.


2) Summary of Significant Accounting Policies

a. Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

b. Income Taxes

The Company accounts for income taxes using the liability method whereby deferred income taxes are recognized for the tax consequences of temporary differences by applying statutory tax rates applicable to future years to difference between the financial statement carrying amounts and the tax bases of certain assets and liabilities. Changes in deferred tax assets and liabilities include the impact of any tax rate changes enacted during the year.

                         NOVA INTERNATIONAL FILMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                      YEARS ENDED OCTOBER 31, 2002 AND 2001


c. Earnings (Loss) Per Common Share

Basic earnings (loss) per share is calculated by dividing the earnings net
(loss) available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated assuming the issuance of common shares resulting from the exercise of stock options and warrants. Dilutive securities are not included in the calculation of loss per share because their effect would have been anti-dilutive. As the company has no outstanding options or warrants, basic, and diluted earnings
(loss) per share are the same for the fiscal years ended October 31, 2002 and 2001. On November 22, 2002, the Company effected a 1 for 16 reverse stock split (See Note 6). Loss per common share calculations for the fiscal years ended October 31, 2002 and 2001 give retro-active effect to the 1-for-16 reverse split as if it occurred on November 1, 2000.

d. New Accounting Pronouncements

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". This statement addresses the diverse accounting practices for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company will be required to adopt this statement effective January 1, 2003. The Company does not expect that the adoption of SFAS No. 143 will have any effect on the Company's financial statement presentation or disclosures.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which is effective January 1, 2002. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to Be Disposed Of", and a portion of APB Opinion No. 30, "Reporting the Results of Operations". This statement provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for-sale.

Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value and carrying amount. This statement also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are incurred, rather than as of the measurement date as presently required. The adoption of SFAS No. 144 did not have any affect on the Company's financial statement presentation or disclosures.

                         NOVA INTERNATIONAL FILMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                      YEARS ENDED OCTOBER 31, 2002 AND 2001


In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Such costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 replaces the previous accounting guidance provided by the Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not anticipate that the adoption of SFAS No. 146 will have any effect on the Company's financial statement presentation or disclosures.


3) Income Taxes

As of October 31, 2002, the Company had federal net operating loss carryforwards of approximately $6,394,000 expiring in various years through 2022, which can be used to offset future taxable income, if any. No deferred asset benefit for these operating losses has been recognized in the financial statements due to the uncertainty as to their realizability in future periods.

The Company's net deferred tax assets (using a federal corporate income rate of 34%) consisted of the following at October 31, 2002 and 2001:

                                          October 31,
                                    2002               2001
                                -----------        -----------
Deferred tax assets

  Operating loss carryforward   $ 2,174,000        $ 2,173,000
                                  2,174,000          2,173,000

Less:  Valuation allowance       (2,174,000)        (2,173,000)
                                -----------        -----------

Net deferred tax assets         $     -            $     -



As a result of the Company's significant operating loss carryforward and the corresponding valuation allowance, no income tax expense (benefit) has been recorded at October 31, 2002 and 2001.

                         NOVA INTERNATIONAL FILMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                      YEARS ENDED OCTOBER 31, 2002 AND 2001


4) Short Term Loan - Related Party

During the fiscal year ended October 31, 2001, and October 31, 2002 an officer of the Company made short term loans to the Company in order to allow the Company to meet certain working capital needs. Such loan is without interest and payable on demand.


5) Going Concern

The accompanying financial statements have been prepared assuming that the Company can continue as a going concern. The Company currently has no revenue, business operations, a net loss of $2,359 a working capital deficiency and stockholders deficiency of $17,905 which raises substantial doubts about its ability to continue as a going concern. The financial statements do not include and adjustments that might result from the outcome of this uncertainly.

At the current time, the Company's sole means to pay for its overhead operations is its existing cash in the total amount of $2,419 as of October 31, 2002. Accordingly, the Company has significantly reduced its overhead. The Company has no current business operations and is in the process of seeking a business opportunity (See Note 6). No assurance can be given that the Company will be able to consummate any such arrangements or, if consummated, that such business opportunity will be successful. Management has indicated that for the foreseeable future it will cover those costs necessary to retain the Company's corporate charter, file necessary tax returns, report to the Securities and Exchange Commission, and cover certain expenses in seeking business opportunities.

                         NOVA INTERNATIONAL FILMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                      YEARS ENDED OCTOBER 31, 2002 AND 2001


6) Subsequent Events

In November 2002, the Company signed a Share Exchange Agreement to acquire a 100% ownership interest in Solar Touch Limited ("Solar Touch") in exchange for approximately 49,567,000 (post-split ) shares of the Company's common stock. In addition, the Share Exchange Agreement provides for the issuance of approximately 4,761,000 (post-split) shares to certain financial consultants. Solar Touch is a British Virgin Islands corporation which owns a 49% equity interest in Baoding Pascali Broadcasting Cable TV Integrated Information Networking, Co., LTD ("Baoding"). Baoding, a company established in the People's Republic of China, operates a cable TV network in the municipality of Baoding, near Beijing, in the People's Republic of China. The completion of the transaction contemplated by the Share Exchange Agreement is subject to a number of factors including, but not limited to, the completion of due diligence to be conducted by the parties of one another and the Company effecting a 1 for 16 reverse stock split (which reverse split was effected as of November 22, 2002).

In November 2002, the Company granted an option to DSS Associates, Carter Fleming International LTD, Grand Unison LTD, and Emerging Growth Partners Inc. (the "Optionees") to purchase an aggregate of 4,750,000 (post-split) shares of common stock in the Company for a total of $50,000. The Optionees may exercise the option in full only by delivering to the Company, immediately prior to or concurrently with the closing of the acquisition, a duly executed Notice of Exercise. Such a notice shall constitute an irrevocable commitment to purchase the 4,750,000 shares of common stock. Concurrently with the execution of the Notice, the Optionees shall wire transfer the aggregate exercise price for the shares to the Company. In the event that the Optionees fail to deliver the Notice and wire transfer as provided by the terms of the Option Agreement, then the Option Agreement shall terminate and neither party shall have any further rights, obligations' or liabilities.

Assuming completion of the transactions discussed in paragraphs 1 and 2, the Company will have approximately 65 million (post-split) shares issued and outstanding. Although the Share Exchange Agreement and Option Agreement have been signed, no assurance can be given that such transactions will be consummated. All share and per share amounts have been retroactively restated in the financial statements to give effect to the reverse stock split.

     b. Consolidated Financial Statements for China Cable and Communication,
        --------------------------------------------------------------------
Inc. for the nine months ended September 30, 2003 (unaudited).
------------------------------------------------------------


Consolidated Financial Statements

     Consolidated Balance Sheets............................................F-14

     Consolidated Statements of Operations..........................F-15 to F-16

     Consolidated Statements of Cash Flows..................................F-17


Notes to Consolidated Financial Statements..........................F-18 to F-23




                         CHINA CABLE AND COMMUNICATION, INC. AND SUBSIDIARY
                                      CONSOLIDATED BALANCE SHEETS

                                                                  September 30,   December 31,
                                                                      2003           2002
                                                                  ------------    ------------
ASSETS                                                             (unaudited)      (audited)

CURRENT ASSETS
Cash at bank                                                      $  3,911,399    $       --
Deferred merger cost                                                      --            20,468
Deferred consulting fees                                             3,412,735            --
                                                                  ------------    ------------

  Total current assets                                               7,324,134          20,468
                                                                  ------------    ------------

NON-CURRENT ASSETS
Equity investment                                                    7,394,510       7,218,860
                                                                  ------------    ------------

  Total assets                                                    $ 14,718,644    $  7,239,328
                                                                  ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses                             $    363,466    $     20,468
Amount due to a shareholder                                            127,276            --
Amount due to a director                                                 2,500            --
                                                                  ------------    ------------

Total liabilities                                                      493,242          20,468
                                                                  ------------    ------------


STOCKHOLDERS' EQUITY

Preferred Stock, $0.0001 par value, 20,000,000 shares
   authorized, 2,758,621 8% convertible shares issued and
   outstanding                                                             276            --
Common Stock, $.00001 par value; 100,000,000 shares
   authorized, 72,057,760 shares issued and outstanding                    721           1,000
Additional paid-in capital                                          20,345,152       5,874,892
Retained earnings (deficit)                                         (6,120,747)      1,342,968
                                                                  ------------    ------------

Total stockholders' equity                                          14,225,402       7,218,860
                                                                  ------------    ------------

Total liabilities and stockholders' equity                        $ 14,718,644    $  7,239,328
                                                                  ============    ============

                         The accompanying notes are an integral part of these
                                consolidated financial statements.

                                                F-14





                      CHINA CABLE AND COMMUNICATION, INC. AND SUBSIDIARY
                             CONSOLIDATED STATEMENTS OF OPERATIONS
                        THREE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
                                          (unaudited)

                                                                 2003            2002
                                                             ------------    -------------

REVENUE                                                      $       --      $         --

EXPENSES
  Directors' compensation                                        (755,437)             --
  Professional fees                                               (79,909)             --
  Consulting fees                                              (1,543,377)             --
                                                             ------------    --------------

LOSS FROM OPERATIONS                                           (2,378,723)             --

OTHER INCOME (EXPENSES)
  Interest income                                                     542              --
  Equity in earnings of investment                                (64,911)         (126,687)
                                                             ------------    --------------

LOSS BEFORE TAXES                                              (2,443,092)         (126,687)

PROVISION FOR INCOME TAXES                                           --                --
                                                             ------------    --------------

NET LOSS                                                     $ (2,443,092) $       (126,687)
                                                             ============    ==============

Net loss per share - basic                                   $      (0.03)   $        (0.00)
                                                             ============    ==============
                   - diluted                                 $      (0.03)   $        (0.00)
                                                             ============    ==============

Weighted average no. of shares outstanding - basic             70,965,328        49,567,002
                                                             ============    ==============
                                           - diluted           71,120,307        49,567,002
                                                             ============    ==============


Note:  The number of weighted average shares outstanding as at September 30, 2002 is the amount of shares issued for the reverse merger and is for comparison purposes only.


                     The accompanying notes are an integral part of these
                               consolidated financial statements.

                                            F-15




                        CHINA CABLE AND COMMUNICATION, INC. AND SUBSIDIARY
                                CONSOLIDATED STATEMENTS OF OPERATIONS
                           NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
                                             (unaudited)

                                                                        2003              2002
                                                                    -------------    -------------

REVENUE                                                             $       --       $      --

EXPENSES
  Directors' compensation                                                 (995,970)         --
  Professional fees                                                       (138,883)         --
  Consulting fees                                                       (2,734,842)         --
                                                                    --------------    ------------

LOSS FROM OPERATIONS                                                    (3,869,695)         --

OTHER INCOME (EXPENSES)
  Merger costs                                                          (3,770,416)         --
  Interest income                                                              867          --
  Bank charges                                                                (121)         --
  Equity in earnings of investment                                         175,650          77,655
                                                                    --------------    ------------

PROFIT (LOSS) BEFORE TAXES                                              (7,463,715)         77,655

PROVISION FOR INCOME TAXES                                                   --              --
                                                                    --------------    ------------

NET INCOME (LOSS)                                                   $   (7,463,715)   $     77,655
                                                                    ==============    ============

Net income (loss) per share  - basic                                $        (0.12)   $       0.00
                                                                    ==============    ============
                             - diluted                              $        (0.12)   $       0.00
                                                                    ==============    ============

Weighted average no. of shares outstanding  - basic                     62,844,683      49,567,002
                                                                    ==============    ============
                                            - diluted                   62,895,207      49,567,002
                                                                    ==============    ============


Note:  The number of weighted average shares outstanding as at September 30, 2002 is the amount of shares issued for the reverse merger and is for comparison purposes only.



                           The accompanying notes are an integral part of these
                                      consolidated financial statements.

                                                    F-16





                          CHINA CABLE AND COMMUNICATION, INC. AND SUBSIDIARY
                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                             NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
                                              (unaudited)

                                                                            2003           2002
                                                                        -----------    -----------
Cash flows from operating activities:

Net (loss) income                                                       $(7,463,715)   $    77,655
Adjustments to reconcile net loss to net cash
   used in operating activities:
   Stock issued for consulting fees                                       2,734,842           --
   Stock issued for directors' compensation                                 931,080           --
   Stock issued for financial advisory services                              10,350
   Merger costs paid by the issue of shares                               3,689,000           --
   Equity in earnings of investment                                        (175,650)       (77,655)
Changes in operating assets and liabilities:
   Decrease in deferred merger costs                                         20,468           --
   Increase in accounts payable and accrued liabilities                     342,998           --
                                                                        -----------    -----------

Net cash generated from operating activities                                 89,373           --
                                                                        -----------    -----------

Cash flows from financing activities:
  Cash received from exercise of options                                     50,000           --
  Cash received from issuance of 8% convertible
     preferred stock, net of direct expenses                              3,642,150
  Cash received in merger                                                     1,809
  Increase in amounts due to a shareholder and a director                   129,776           --
  Repayment of short term loan from related party                            (1,709)          --
                                                                        -----------    -----------

Net cash provided by financing activities                                 3,822,026           --
                                                                        -----------    -----------

Net increase in cash                                                      3,911,399           --

Cash at beginning of period                                                    --             --
                                                                        -----------    -----------

Cash at end of period                                                   $ 3,911,399    $      --
                                                                        ===========    ===========


Supplemental schedule of non-cash investing and financing activities:

  Common shares issued for consulting and directors' fees               $ 7,078,657    $      --
  Common shares issued for merger costs                                 $ 3,689,000    $      --



                            The accompanying notes are an integral part of these
                                    consolidated financial statements.

                                                 F-17


                       CHINA CABLE AND COMMUNICATION, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
                                   (UNAUDITED)
                             (UNITED STATES DOLLARS)

1. DESCRIPTION OF BUSINESS AND BUSINESS COMBINATION

     China Cable and Communication, Inc., formerly Nova International Films, Inc. (the "Company"), was incorporated on November 27, 1984 in the State of Delaware. During February 2003, the Company acquired (the "Acquisition") all of the issued and outstanding shares of Solar Touch Limited ("Solar Touch") from Kingston Global Co. Limited ("Kingston") in a reverse merger. As consideration for Solar Touch's shares, the Company issued 49,567,002 shares of its common stock to Kingston and Sino Concept Enterprises Limited (the "Sellers"). In addition to the common stock issued to the Sellers, the Company also issued 4,760,931 shares to the Seller's financial consultants. The consideration for the Acquisition was determined through arms' length negotiations between the management of the Company and the Sellers. Solar Touch is a British Virgin Islands corporation which owns a 49% equity interest in Baoding Pascali Broadcasting Cable TV Integrated Information Networking Co., Limited ("Baoding"). Baoding is a Sino-foreign joint venture. Baoding Pascali Multimedia Transmission Networking Co. Limited ("Baoding Multimedia"), which is a subsidiary of Baoding Pascali Group Limited, a State-owned enterprise established in the PRC, owns the remaining 51% interest in the joint venture.

         Baoding, a company established in the People's Republic of China (the "PRC") and located in the city of Baoding, was formed pursuant to a joint venture agreement dated July 23, 1999 and signed between Baoding Multimedia and Solar Touch. Baoding is to operate for a period of 20 years and is principally engaged in the construction and operation of a cable integrated TV transmission network system in the same area.

2. BASIS OF PRESENTATION

     The interim consolidated financial statements have been prepared by the Company and include all material adjustments which in the opinion of management are necessary for a fair presentation of financial results for the nine months ended September 30, 2003 and 2002. All adjustments and provisions included in these statements are of normal recurring nature. The December 31, 2002 audited balance sheet only includes the balances of Solar Touch Limited and is for comparative purposes only. The information contained herein is condensed from that which would appear in the annual financial statements; accordingly, the financial statements included herein should be reviewed in conjunction with the Solar Touch financial statements and related notes thereto included in the Form 8-K dated February 28, 2003 filed by the Company with the Securities and Exchange Commission. In addition, the financial statements included herein should be read in conjunction with the financial statements of the Company included in the Form 10-KSB for the year ended October 31, 2002 and the Forms 10-QSB for the quarters ended January 31, 2003, March 31, 2003 (as amended), June 30, 2003 (as amended) and September 30, 2003. The results of operations for the interim period presented are not necessarily indicative of the results that can be expected for the entire year.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

3. EQUITY INVESTMENT

     The equity investment represents a 49% equity interest in Baoding, a company established in the PRC and principally engaged in the construction and operation of a cable integrated TV transmission network system in Baoding, the PRC.

     Baoding maintains its books and records in Renminbi ("RMB"), the PRC's currency. Translation of amounts in United States dollars ("US$") has been made at the single rate of exchange of US$1.00:RMB8.3. No representation is made that RMB amounts have been or could be, converted into US$ at that rate. On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People's Bank of China (the "Unified Exchange Rate"). This quotation of exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People's Bank of China. Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with suppliers' invoices, shipping documents and signed contracts.

     As of September 30, 2003, the unaudited condensed balance sheet of Baoding was as follows:

     Current assets                                        $   2,331,055
     Non-current assets                                       16,998,463
                                                           -------------

     Total assets                                          $  19,329,518
                                                           =============

     Current liabilities                                   $   4,182,106
     Capital and reserves                                     15,147,412
                                                           -------------

     Total liabilities and equity                          $  19,329,518
                                                           =============

     The unaudited results of operations of Baoding for the three months ended September 30, 2003 and 2002 are summarized as follows:

                                                            2003         2002
                                                         ---------    ---------

Net sales                                                $ 464,697    $ 451,976
                                                         =========    =========

Loss from operations                                     $(175,702)   $(256,717)

Other income (expenses)                                      5,869       (1,827)
                                                         ---------    ---------

Income (Loss) before tax provision                        (169,833)    (258,544)

Income tax                                                  37,361         --
                                                         ---------    ---------

Net income (loss)                                        $(132,472)   $(258,544)
                                                         =========    =========

The Company's equity in earnings of Baoding (49%)        $ (64,911)   $(126,687)
                                                         =========    =========

     The unaudited results of operations of Baoding for the nine months ended September 30, 2003 and 2002 are summarized as follows:

                                                         2003           2002
                                                     -----------    -----------

Net sales                                            $ 2,691,755    $ 2,395,462
                                                     ===========    ===========


Income from operations                               $   481,440    $   161,819

Other income (expenses)                                    5,956         (3,339)
                                                     -----------    -----------

Income before tax provision                              487,396        158,480

Income tax                                              (128,927)          --
                                                     -----------    -----------

Net income                                           $   358,469    $   158,480
                                                     ===========    ===========

The Company's equity in earnings of Baoding (49%)    $   175,650    $    77,655
                                                     ===========    ===========

4. AMOUNTS DUE TO A SHAREHOLDER AND A DIRECTOR

     The amounts due to a shareholder and a director are unsecured, non-interest bearing and repayable on demand.

5. 8% CONVERTIBLE PREFERRED STOCK

     On September 25, 2003, the Company completed the sale of 2,758,621 shares of the Company's restricted 8% Convertible Preferred Stock, par value $.0001 per share (the "Preferred Stock"), to Gryphon Master Fund, L.P., a Bermuda limited partnership (the "Purchaser"), for $1.45 per share or an aggregate purchase price of $4,000,000. The purchase price is equal to 90% of the moving average closing price of the Company's common stock for the 60 trading days immediately prior to the entering into of the agreement. In connection with this transaction, the Company also issued to the Purchaser warrants to purchase up to 827,586 shares of the Company's restricted common stock for $2.18 per share until September 24, 2008 (the "Warrants"). The sale of the Preferred Stock and the Warrants to the Purchaser was made in a private placement transaction in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933. The Company intends to use the proceeds from this transaction for working capital purposes, and for possible future acquisitions, of which there is no assurance.

     The Preferred Stock accrues dividends at the rate of 8% of the purchase price per share per annum, payable when, as and if declared by the Board of Directors on September 30 and March 31 of each year commencing with March 31, 2004. The Preferred Stock is senior to the common stock with respect to the payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up of the affairs of the Company. Upon liquidation, the Preferred Stock is entitled to receive a liquidation preference equal to the purchase price plus the amount of accrued and unpaid dividends. The Company may redeem the Preferred Stock at any time after September 25, 2004 if the market price of the common stock for a period of any 20 out of 30 trading days equals or exceeds 200% of the conversion price then in effect. The conversion price currently in effect is equal to the purchase price of $1.45 per share. Until redeemed, the Preferred Stock can be converted into common stock at a rate per share equal to the purchase price, subject to adjustment.

6. INCOME TAXES

     Solar Touch is a British Virgin Islands investment holding company and does not carry on any business and does not maintain any offices in the United States of America. No provision for income taxes or tax benefits for the Company has been made.

     Baoding is a Sino-foreign joint venture established in the PRC. Baoding is subject to 33% income tax on the results for the year after adjusting for items which are non-assessable or disallowed. Certain items of income and expense are recognized for tax purposes in a different accounting period from that in which they are recognized in the income statement. No provision for income tax has been made in 2002 as Baoding was granted a tax benefit and was exempted from income tax for the years of 2001 and 2002.

     The Company provides for deferred income taxes using the liability method, by which deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities. The tax consequences of those differences are classified as current or non-current based upon the classification of the related asset and liabilities in the financial statements. No provision for deferred taxation has been made, as there are no temporary differences at the balance sheet date.

7. EARNINGS (LOSS) PER COMMON SHARE

     Basic EPS amounts are based on the weighted average shares of common stock outstanding. Diluted EPS assumes the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible preferred stock, unless the effect is to reduce a loss or increase earnings per share. For presentation and comparative purposes, the Company has assumed 49,567,002 shares were outstanding during 2002 to the date of the reverse merger of the Company and Solar Touch Limited.

8. OPTION AGREEMENT

     On February 28, 2003, the Company granted an option to DSS Associates, Carter Fleming International Ltd., Grand Unison Limited, and Emerging Growth Partners, Inc. (the "Optionees") to purchase an aggregate of 4,750,000 shares of common stock of the Company for $50,000. The optionees facilitated the acquisition of the Company and Solar Touch. On April 30, 2003, the optionees exercised the 4,750,000 options. In accordance with SFAS 123 and EITF 96-18, the Company expensed $2,945,000 associated with these options and included this expense in "Merger Costs" for the nine months ended September 30, 2003.

9. DIRECTORS' COMPENSATION

     During the nine months ended September 30, 2003, 280,000 shares of the Company's common stock were issued in lieu of cash to three of its directors, Mr. George Raney, Mr. Raymond Ying-Wai Kwan, and Mr. Yau-Sing Tang as compensation for their services rendered to the Company. In addition, on August 8, 2003, the Company approved another director's compensation agreement with Mr. Jun-Tang Zhao to compensate him for acting as a director and head of project development in China for a period of two years starting from February 28, 2003 by issuing 1,000,000 shares of the Company's common stock. The director compensation agreement with Mr. Zhao was terminated on October 27, 2003 and the remaining director's compensation of $516,668 was expensed immediately in the three months ended September 30, 2003. In accordance with SFAS 123 and EITF 96-18, the Company has accounted for the directors' compensation based on the approximate fair market value of the Company's stock for the periods the services were rendered. For the three months and nine months ended September 30, 2003, the Company expensed $755,437 and $995,970 respectively, as directors' compensation.

10. CONSULTING AGREEMENTS

     On February 28, 2003, the Company entered into one-year consulting agreements with GCA Consulting Limited ("GCA") and Orient Financial Services, Inc. ("Orient"). The services to be rendered include consultation and advisory services relating to administrative and corporate development of the Company and other managerial assistance as mutually agreed upon between the parties hereto. As consideration for the services to be rendered, the Company issued 2,960,931 and 1,800,000 shares of common stock to GCA and Orient, respectively.

     On May 3, 2003, the Company entered into a one-year consulting agreement with Mr. Patrick J. Ko. The services to be rendered include consultation and advisory services relating to management and identification of potential strategic partners in the United States. As consideration for the services to be rendered, the Company issued 500,000 shares of common stock and five-year warrants to purchase 250,000 shares of common stock, with an exercise price equal to $0.45 per share. On May 30, 2003, the Company entered into a one-year consulting agreement with Mr. Rong-song Ni. The services to be rendered include consultation and advisory services relating to the strategic planning of the Company and identification of a potential joint venture partner in China. As consideration for the services to be rendered, the Company issued 1,000,000 shares of common stock and five-year warrants to purchase 1,000,000 shares of common stock, with an exercise price of $0.45 per share. On June 26, 2003, the Company entered into a one-month consulting agreement with Mr. Jason M. Genet who is primarily focused on identification of potential merger and acquisition activities and strategic partnership. As consideration for the services rendered, the Company issued 75,000 shares of common stock to him.

     On July 3, 2003 and July 7, 2003, the Company entered into one-year consulting agreements with each of Mr. Chiu-wing Chiu and Mr. Wai Tam, respectively. The services to be rendered include identifying targets for the acquisition by using the Company's equity securities. As consideration for the services to be rendered, the Company issued 600,000 and 2,200,000 shares of common stock to Mr. Chiu and Mr. Tam, respectively. On September 2, 2003, the Company entered into another one-year consulting agreement with Mr. Jason M. Genet, who is primarily focused on identification of potential merger and acquisition activities and strategic partnerships. As consideration for these services, the Company issued 65,000 shares of common stock to him.

     On August 22, 2003 the Company entered into an agreement with Friedland Capital Inc. ("Friedland") pursuant to which Friedland agreed to provide financial advisory services to the Company for a monthly fee. On August 22, 2003, the Company issued 5,000 shares of restricted common stock to Friedland, in consideration for services performed. Pursuant to Friedland's engagement letter with the Company, Friedland's fees are payable in cash or registered shares of Company common stock only. On October 6, 2003, the Company cancelled the 5,000 shares of common stock and paid the outstanding fees payable to Friedland in cash.

     In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and the Emerging Issues Task Force Consensus in Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" ("EITF 96-18"), the Company has accounted for the consulting agreements based on the fair market value of the Company's stock at the commencement date of the agreement. For the three months and nine months ended September 30, 2003, the Company expensed $1,543,377 and $2,734,842, respectively associated with these agreements and recorded deferred consulting fees of $3,412,735 at September 30, 2003.

11. SHARES ISSUED TO MR. YAU-SING TANG

     By a directors' resolution dated August 8, 2003, the Company's board of directors approved the issuance of 1,200,000 shares of the Company's common stock to Mr. Yau-Sing Tang for his services rendered in connection with the acquisition of Solar Touch Limited on February 28, 2003. In accordance with SFAS 123 and EITF 96-18, the Company expensed $744,000 associated with the issuance of these shares and recorded this expense in "Merger Costs" for the nine months ended September 30, 2003.

12. SHARES ISSUED IN CONNECTION WITH GRYPHON TRANSACTION

     On September 25, 2003, the Company issued 2,758,621 shares of Preferred Stock to Gryphon Master Fund, L.P. ("Gryphon") for a purchase price of $1.45 per share and also issued five year warrants to purchase 827,586 shares of Common Stock at a price per share of $2.18 until September 25, 2008.

13. RELATED PARTY TRANSACTIONS

     During the nine month period ended September 30, 2003, the Company did not have any full-time employees. However, two full-time employees of the Company's holding company, China Convergent Corporation Limited ("CCCL"), work for the Company at the direction of CCCL. Their salaries are paid by CCCL.

     In addition, the Company shares offices with CCCL. The monthly lease payments are paid by CCCL.

     c. Financial Statements for Solar Touch Limited for the fiscal year ended
     -------------------------------------------------------------------------
December 31, 2002.
------------------

Report of Independent Auditors..............................................F-24

Balance Sheets as of December 31, 2002 and 2001.............................F-25

Statements of Operations for the Years Ended December 31, 2002 and 2001.....F-26

Statement of Changes in Stockholders' Equity for the
         Years Ended December 2002 and 2001.................................F-27

Statements of Cash Flows for the Years Ended December 31, 2002 and 2001.....F-28

Notes to Financial Statements.......................................F-29 to F-34

                          INDEPENDENT AUDITORS' REPORT



TO THE STOCKHOLDERS AND BOARD OF DIRECTORS
OF SOLAR TOUCH LIMITED

We have audited the accompanying balance sheets of Solar Touch Limited as of December 31, 2002 and 2001, and the related statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Baoding Pascali Broadcasting Cable TV Integrated Information Networking Co., Limited (Baoding), a joint venture, the investment in which, as discussed in
Note 3 to the financial statements is accounted for by the equity method of accounting. The investment in Baoding was $7,218,860 and $6,573,413 as of December 31, 2002 and 2001, respectively, and the equity in its net income was $645,447 and $753,265 respectively, for the years then ended. The financial statements of Baoding were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Baoding, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Solar Touch Limited as of December 31, 2002 and 2001 and the results of its operations and its cash flows for the years ended December 31, 2002 and 2001 in conformity with generally accepted accounting principles in the United States of America.




/s/  Thomas Leger & Co., L.L.P.
----------------------------------
     Thomas Leger & Co., L.L.P.


Houston, Texas
April 15, 2003

                               SOLAR TOUCH LIMITED
                                 BALANCE SHEETS
                           DECEMBER 31, 2002 AND 2001
                             (UNITED STATES DOLLARS)


ASSETS
                                                           2002         2001
                                                        ----------    ----------

CURRENT ASSETS
   Deferred merger costs                                $   20,468    $     --
                                                        ----------    ----------

Total current assets                                        20,468          --


Equity investment                                        7,218,860     6,573,413
                                                        ----------    ----------

TOTAL ASSETS                                            $7,239,328    $6,573,413
                                                        ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accrued merger costs                                    $   20,468    $     --
                                                        ----------    ----------

Total current liabilities                                   20,468          --
                                                        ----------    ----------



STOCKHOLDERS' EQUITY
Common Stock; $1 par value,
50,000 shares authorized; 1,000 and 100 shares
issued and outstanding
                                                             1,000           100
Additional paid-in capital                               5,874,892     5,875,792
Retained earnings                                        1,342,968       697,521
                                                        ----------    ----------

Stockholders' equity                                     7,218,860     6,573,413
                                                        ----------    ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $7,239,328    $6,573,413
                                                        ==========    ==========


 The accompanying footnotes are an integral part of these financial statements.

                               SOLAR TOUCH LIMITED
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001
                             (UNITED STATES DOLLARS)



                                                          2002          2001
                                                      -----------   -----------

INCOME FROM OPERATIONS                                $      --     $      --

EQUITY IN EARNINGS ON INVESTMENT                          645,447       753,265
                                                      -----------   -----------

INCOME BEFORE TAX PROVISION                               645,447       753,265

INCOME TAX EXPENSE                                           --            --
                                                      -----------   -----------

NET INCOME                                            $   645,447   $   753,265
                                                      ===========   ===========


 The accompanying footnotes are an integral part of these financial statements.



                                         SOLAR TOUCH LIMITED
                                 STATEMENTS OF STOCKHOLDERS' EQUITY
                           FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001
                                       (UNITED STATES DOLLARS)



                                  Common Stock           Additional
                             -------------------------    Paid-in         Retained
                                Shares        Amount       Capital        Earnings        Total
                             -----------   -----------   -----------    -----------    -----------


Balance, January 1, 2001             100   $       100   $ 5,875,792    $   (55,744)   $ 5,820,148

Net income                          --            --            --          753,265        753,265
                             -----------   -----------   -----------    -----------    -----------

Balance, December 31, 2001           100           100   $ 5,875,792        697,521      6,573,413

Common stock issued
  to shareholders                    900           900          (900)          --             --

Net income                          --            --            --          645,447        645,447
                             -----------   -----------   -----------    -----------    -----------

Balance, December 31, 2002         1,000   $     1,000   $ 5,874,892    $ 1,342,968    $ 7,218,860
                             ===========   ===========   ===========    ===========    ===========


           The accompanying footnotes are an integral part of these financial statements.

                                                F-27

                               SOLAR TOUCH LIMITED
                            STATEMENTS OF CASH FLOWS
                  FOR THE YEAR ENDED DECEMBER 31, 2002 AND 2001
                             (UNITED STATES DOLLARS)

                                                            2002         2001
                                                         ---------    ---------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                               $ 645,447    $ 753,265
Adjustments to reconcile net income to net cash
   provided by operating activities:
   Equity in earnings on investment                       (645,447)    (753,265)
                                                         ---------    ---------

      Net cash provided by operating activities               --           --
                                                         ---------    ---------


NET CHANGE IN CASH AND CASH EQUIVALENTS                       --           --
                                                         ---------    ---------

CASH AND CASH EQUIVALENTS, at beginning of year               --           --
                                                         ---------    ---------

CASH AND CASH EQUIVALENTS, end of year                   $    --      $    --
                                                         =========    =========

NON-CASH FINANCING AND INVESTING ACTIVITIES
   Deferred and accrued merger costs                     $  20,468    $    --
                                                         =========    =========


 The accompanying footnotes are an integral part of these financial statements.

                               SOLAR TOUCH LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS


1.   DESCRIPTION OF BUSINESS

     Solar Touch Limited (the "Company") was incorporated in the British Virgin Islands on April 26, 1999. The Company owns a 49% equity interest in Baoding Pascali Broadcasting Cable TV Integrated Information Networking Co., Limited ("Baoding"). The Company itself has no income and expense except for the share of equity in earnings of Baoding.

     Baoding, a company established in the People's Republic of China (the "PRC") and located in the city of Baoding, was formed pursuant to a joint venture agreement dated July 23, 1999 and signed between Baoding Pascali Multimedia Transmission Networking Co. Limited (the "JV partner"), a state-owned enterprise established in the PRC, and the Company. Baoding is to operate for a period of 20 years. Baoding is principally engaged in the construction and operation of a cable integrated TV transmission network system in the same area.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of presentation
     ---------------------

     The accompanying financial statements are prepared in accordance with generally accepted accounting principles in the United States of America.

     Equity method of accounting
     ---------------------------

     The equity method of accounting is used when the Company has a 20% to 50% interest in other entities. Under the equity method, original investments are recorded at cost and adjusted by the Company's share of undistributed earnings or losses of these entities.

     Income taxes
     ------------

     The Company accounts for income tax using Statements of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon likelihood of realization of tax benefits in future benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

                               SOLAR TOUCH LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES CONTINUED

     Use of estimates
     ----------------

     The preparation of the financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts in these accompanying financial statements and notes. Actual amounts could differ from those estimates.

     Recently issued accounting pronouncements
     -----------------------------------------

     In April 2002, the FASB issued SFAS No. 145: "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". This statement made revisions to the accounting for gains and losses from the extinguishment of debt, rescinded Statement No. 44, and required certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. The Company is required to and will adopt SFAS No. 145 on January 1, 2002. The adoption of SFAS No. 145 is not expected to have a material impact on the Company's financial statements.

     In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 requires that a liability for a cost that is associated with an exit or disposal activity be recognized when the liability is incurred. This standard nullifies the guidance of EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". Under EITF Issue No. 94-3, an entity recognized a liability for an exit cost on the date that the entity committed itself to an exit plan. Under SFAS No. 146, the FASB concludes that an entity's commitment to an exit plan does not, by itself, create a present obligation to other parties that meets the definition of a liability. SFAS No. 146 also establishes that fair value is the objective for the initial measurement of the liability. SFAS No. 146 will be effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect that this standard will have a material effect on its financial statements.

     In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial acquisitions of financial institutions, except transactions between two or more mutual enterprises". The Company does not expect that this standard will have any effect on its financial statements.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure". SFAS No. 148 amends SFAS No. 123 "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the

                               SOLAR TOUCH LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES CONTINUED

     method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years beginning after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The Company does not expect the adoption of SFAS No. 148 to have a material effect on our financial position, results of operations, or cash flows.


3.   EQUITY INVESTMENT

     The equity investment represents a 49% equity interest in Baoding, a company established in the PRC and principally engaged in the construction and operation of a cable integrated TV transmission network system in the PRC.

     Pursuant to the joint venture agreement and its auxiliary agreement (collectively the "JV agreement"), the Chinese joint venture partner (the "JV partner"), which is a state-owned enterprise, contributed certain assets and liabilities, including the exclusive right to operate cable broadcasting networks in the city of Baoding and its surrounding areas in the Province of Hebei, PRC while the Company contributed cash to Baoding for their respective ownership. It was also agreed that the cash contributed by the Company was used to purchase certain assets and liabilities from the JV partner by Baoding.

     The financial statements of Baoding were prepared in accordance with International Accounting Standards issued by the International Accounting Standards Committee ("IASC") and were audited by an independent certified public accountants firm in accordance with International Standards on Auditing. The auditor's reports and financial statements of Baoding describe a significant working capital deficit as of December 31, 2002 and 2001. However the auditors did not qualify the Baoding financial statements in this respect and did not state there is a substantial doubt for Baoding to continue as a going concern. The Company believes Baoding has access to sufficient working capital. There are no material differences between International Accounting Standards and generally accepted accounting principles in the United States of America as it relates to the Baoding financial statements.

     Baoding maintains its books and records in Renminbi ("RMB") the PRC's currency. Translation of amounts in United States dollars ("US$") has been made at the single rate of exchange of US$1.00:RMB8.3. No representation is made that RMB amounts have been or could be, converted into US$ at that rate. On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People's Bank of China (the "Unified Exchange Rate"). This quotation of exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People's Bank of China. Approval of foreign currency

                               SOLAR TOUCH LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS

3.   EQUITY INVESTMENT CONTINUED

     payments by the Bank of China or other institutions requires submitting a payment application form together with suppliers' invoices, shipping documents and signed contracts.

     As of December 31, 2002 and 2001, the condensed balance sheet of Baoding was as follows:

                                                       2002          2001
                                                   -----------   -----------

     Current assets                                $ 1,410,691   $   911,411
     Non-current assets                             16,753,480    16,761,019
                                                   -----------   -----------

     Total assets                                  $18,164,171   $17,672,430
                                                   ===========   ===========

     Current liabilities                           $ 3,375,227   $ 3,144,258
     Non-current liabilities                              --       1,056,467
     Capital and reserves                           14,788,944    13,471,705
                                                   -----------   -----------

     Total liabilities and equity                  $18,164,171   $17,672,430
                                                   ===========   ===========


     The results of operations of the Company's equity basis investment in Baoding are summarized as follows:


                                                       2002          2001
                                                   -----------   -----------



     Net sales                                     $ 4,015,958   $ 3,786,489
                                                   ===========   ===========

     Income from operations                          1,118,042     1,536,861

     Other income                                      199,197           414
                                                   -----------   -----------


     Income before tax provision                     1,317,239     1,537,275
                                                   -----------   -----------

     Income tax                                           --            --
                                                   -----------   -----------

     Net income                                    $ 1,317,239   $ 1,537,275
                                                   ===========   ===========

The Company's equity in earnings of Baoding (49%)  $   645,447   $   753,265
                                                   ===========   ===========

                               SOLAR TOUCH LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS

4.   INCOME TAXES

     The Company is a British Virgin Islands investment holding company and does not carry on any business and does not maintain any offices in the United States of America. No provision for income taxes or tax benefits for the Company has been made.

     The Company provides for deferred income taxes using the liability method, by which deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities. The tax consequences of those differences are classified as current or non-current based upon the classification of the related assets or liabilities in the financial statements. No provision for deferred taxation has been made, as there is no temporary difference at the balance sheet date.


5.   CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

     Baoding's operations are conducted in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC economy.

     Baoding's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. Its results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

6.   SUBSEQUENT EVENTS

     Reverse merger
     --------------

     On November 1, 2002, and amended February 21, 2003, the Company entered into a reverse merger agreement (subject to certain conditions) with Nova International Films, Inc. (Nova). Pursuant to the Share Exchange Agreement, on February 28, 2003, Nova acquired all of the issued and outstanding shares of the Company. As consideration for the Company's shares, Nova issued 49,567,002 shares of its common stock.

                               SOLAR TOUCH LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS

6.   SUBSEQUENT EVENTS CONTINUED

     Consulting agreements
     ----------------------

     The Company entered into one-year consulting agreements with GCA Consulting Limited (GCA) and Orient Financial Services, Inc. (Orient)that commenced on the closing date of the above Share Exchange Agreement. The services to be rendered include consultation and advisory services relating to administrative and corporate development of Nova and other managerial assistance as mutually agreed upon between the parties hereto. As consideration for the services to be rendered, Nova will issue 2,960,931 and 1,800,000 shares of common stock to Gland Orient, respectively.

     Option Agreement
     ----------------

     On February 28, 2003, Nova granted an option to DSS Associates, Carter Fleming International Ltd, Grand Unison Ltd., and Emerging Growth Partners, Inc. (the "Optionees") to purchase an aggregate of 4,750,000 shares of common stock in Nova for $50,000. The optionees facilitated the acquisition of the Company by Nova. The options and stock issued to the consultants above will be valued in accordance with the United States generally accepted accounting principles as determined by the Financial Accounting Standards Board's statements and interpretations.

                       CHINA CABLE AND COMMUNICATION, INC.






                             -----------------------

                         Selling Stockholder Prospectus

                             -----------------------

                                     PART II

Item 24.  Indemnification Of Directors And Officers

     Our Certificate of Incorporation includes provisions, which limit the liability of our directors. As permitted by applicable provisions of the Delaware Law, directors will not be liable to CCCI for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. This limitation does not affect liability for any breach of a director's duty to CCCI or our stockholders (i) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that the director believes to be contrary to the best interests of CCCI or our stockholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his or her duty to CCCI or our stockholders, or that show a reckless disregard for duty to CCCI or our stockholders in circumstances in which he or she was, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to CCCI or our stockholders, or (iii) based on transactions between CCCI and our directors or another corporation with interrelated directors or based on improper distributions, loans or guarantees under applicable sections of Delaware Law. This limitation of directors' liability also does not affect the availability of equitable remedies, such as injunctive relief or rescission.

     The Company has been advised that it is the position of the Commission that insofar as the provision in CCCI's Certificate of Incorporation, as amended, may be invoked for liabilities arising under the Securities Act, the provision is against public policy and is therefore unenforceable.

Item 25.  Other Expenses Of Issuance And Distribution

     The Company is not issuing any Common Stock under this Registration Statement. All Common Stock registered pursuant to this Registration Statement is being registered on behalf of selling stockholders. The Company has agreed to pay all costs of this Registration Statement. The estimated expenses for the distribution of the Common Stock registered hereby, other than underwriting commissions, fees and Representative's nonaccountable expense allowance are set forth in the following table:

                  Item                                            Amount
                  ----                                            ------
                  SEC Registration Fee                           $   425
                  Transfer Agent Fees                                500
                  Legal Fees                                      20,000
                  Accounting Fees                                 45,000
                  Printing and Engraving Costs                     1,500
                  Miscellaneous                                    1,000
                                                                 -------
                                             Total               $68,425
                                                                 =======

Item 26.  Recent Sales Of Unregistered Shares

     All such issuances were made pursuant to Section 4(2) of the Securities Act and pursuant to Regulation D promulgated thereunder.

     During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act. Unless stated otherwise; (i) that each of the persons who received these unregistered securities had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities, and that they were knowledgeable about our operations and financial condition;
(ii) no underwriter participated in, nor did we pay any commissions or fees to any underwriter in connection with the transactions; (iii) the transactions did not involve a public offerings; and (iv) each certificate issued for these unregistered securities contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities. All of the following issuances were made pursuant to Section 4(2) of the Securities Act and pursuant to Regulation D promulgated thereunder.

     On February 28, 2003, the Company entered into one-year consulting agreements with GCA Consulting Limited ("GCA") and Orient Financial Services, Inc. ("Orient"). The services to be rendered include consultation and advisory services relating to administrative and corporate development of the Company and other managerial assistance as mutually agreed upon between the parties hereto. As consideration for the services to be rendered, the Company issued 2,960,931 and 1,800,000 shares of common stock to GCA and Orient, respectively.

     On February 28, 2003, we issued 49,567,002 shares of our Common Stock as consideration for the acquisition of all of the issued and outstanding equity interests of Solar Touch Limited. These shares were issued to two parties located in the People's Republic of China. In addition, we also issued 4,760,931 shares to the Sellers' financial consultants. The consideration for the acquisition was determined through arms length negotiations between the management of the Company and the Sellers.

     On February 28, 2003, the Company granted an option to DSS Associates, Carter Fleming International Ltd., Grand Unison Limited, and Emerging Growth Partners, Inc. (the "Optionees") to purchase an aggregate of 4,750,000 shares of common stock of the Company for $50,000. The optionees facilitated the acquisition of the Company and Solar Touch. On April 30, 2003, the optionees exercised the 4,750,000 options.

     Raymond Ying-Wai Kwan is the CEO and a Director of the Company. Mr. Kwan and the Company entered into a Director's Compensation Agreement dated February 28, 2003 pursuant to which Mr. Kwan will receive 12,000 shares of Common Stock per month for serving as a Director. The Director's Compensation Agreement terminates upon the earlier of February 28, 2005 or the date on which Mr. Kwan no longer serves as a Director.

     Yau-sing Tang is the Chief Financial Officer and the President of the Company. Mr. Tang and the Company entered into a Director's Compensation Agreement dated February 28, 2003 pursuant to which Mr. Tang will receive 30,000 shares of Common Stock per month for serving as a Director. The Director's Compensation Agreement terminates upon the earlier of February 28, 2005 or the date on which Mr. Tang no longer serves as a Director.

     George Raney is a Director and Senior Vice President of Corporate Development of the Company. Mr. Raney and the Company entered into a Director's Compensation Agreement dated February 28, 2003 pursuant to which Mr. Raney will receive 7,000 shares of Common Stock per month for serving as a Director. The Director's Compensation Agreement terminates upon the earlier of February 28, 2005 or the date on which Mr. Tang no longer serves as a Director.

     On May 3, 2003, the Company entered into a one-year consulting agreement with Mr. Patrick J. Ko. As consideration for the services to be rendered, the Company issued 500,000 shares of common stock and five-year warrants to purchase 250,000 shares of common stock, with an exercise price equal to $0.45 per share. On May 30, 2003, the Company entered into a one-year consulting agreement with Mr. Rong-song Ni. As consideration for the services to be rendered, the Company issued 1,000,000 shares of common stock and five-year warrants to purchase 1,000,000 shares of common stock, with an exercise price of $0.45 per share. On June 26, 2003, the Company entered into a one-month consulting agreement with Mr. Jason M. Genet. As consideration for the services rendered, the Company issued 75,000 shares of common stock.

     During the six months ended June 30, 2003, compensation to three of our directors, Mr. George Raney, Mr. Yau-Sing Tang and Mr. Raymond Ying-Wai Kwan, were paid by the issuance of 196,000 shares in lieu of cash. In addition, 1,575,000 shares of our Common Stock were issued to three consultants as payment for their consulting services rendered to the Company.

     On June 26, 2003, the Company entered into a one-month consulting agreement with Jason M. Genet, who is primarily focused on identification of potential merger and acquisition activities and strategic partnership. As consideration for the services rendered, the Company issued 75,000 shares of Common Stock.

     During July 2003, the Company entered into one-year consulting agreements with Mr. Chiu-wing Chiu and Mr. Wai Tam. The services to be rendered include identifying sources for the acquisition of the Company's equity securities. As consideration for the services to be rendered, the Company issued 600,000 and 2,200,000 shares of Common Stock to Mr. Chiu and Mr. Tam respectively.

     On August 8, 2003, the Company issued 1,000,000 shares to Mr. Jun Tang Zhou, a director of the Company, in consideration of services as a director of the Company, pursuant to his Director Compensation Agreement.

     On August 8, 2003, the Company issued 1,200,000 shares of Common Stock to Mr. Yau-Sing Tang, a director and officer of the Company, in consideration of services rendered in connection with the Company's acquisition of Solar Touch Limited, in February, 2003.

     On September 2, 2003, the Company entered into a one-year consulting agreement with Jason M. Genet, who is primarily focused on identification of potential merger and acquisition activities and strategic partnerships. As consideration for services rendered, the Company issued 65,000 shares of Common Stock to Mr. Genet.

     On September 25, 2003, the Company issued 2,758,621 shares of Preferred Stock to Gryphon Master Fund, L.P. for a purchase price of $1.45 per share and also issued five year warrants to purchase 827,586 shares of Common Stock at a price per share of $2.18 until September 25, 2008.

     On September 25, 2003, the Company issued 18,391 shares of restricted Common Stock and warrants to purchase 91,954 shares of Common Stock at a price per share of $2.18 until September 25, 2008 as a finder's fee to the party that introduced Gryphon to the Company

     All such issuances were made pursuant to Section 4(2) of the Securities Act and pursuant to Regulation D promulgated thereunder.

Item 27.  Exhibits

   Exhibit
   Number           Description
   ------           ------------

    3(i)(a)         Certificate of Incorporation of CCCI. (1)

    3(i)(b) Certificate of Amendment of Certificate of Incorporation (filed November 17, 1989). (2)

    3(i)(c) Certificate of Amendment of Certificate of Incorporation (filed July 1, 2003). Filed herewith.

    3(ii)           Bylaws of CCCI. (1)

    4.1             Share Exchange Agreement, dated as of November 1, 2002. (3)

    4.2             Amended Share Exchange Agreement, dated as of February 21,
                    2003. (3)

    4.3             2003 Stock Compensation Plan. (4)

    4.4             Form of Directors Compensation Agreement. (4)

    4.5 Certificate of Designations of Preferred Stock (filed September 25, 2003) (5)


    5.1             Opinion and Consent of Patton Boggs LLP.*

   Exhibit
   Number           Description
   ------           ------------


    10.1 Joint Venture Agreement dated July 23, 1999 by and between Solar Touch Limited and Baoding Pascali Broadcasting Cable TV Integrated Information Networking Company Limited. (3)

    10.2 Securities Purchase Agreement dated September 25, 2003 between the Registrant and Gryphon Master Fund, L.P.(5)

    10.3 Warrant For Purchase Of Common Stock dated September 25, 2003 to Gryphon Master Fund, L.P. (5)

    10.4 Registration Rights Agreement dated September 25, 2003 between the Registrant and Gryphon Master Fund, L.P. (5)


    21.1            Subsidiaries of the Registrant.*


    23.1            Consent of Glasser & Haims, P.C.  Filed herewith.

    23.2            Consent of Weinberg & Co., P.A.  Filed herewith.

    23.3            Consent of Thomas Leger & Co., L.L.P.  Filed herewith.


    24              Power of Attorney (included in Part II of Registration
                    Statement)*


 ------------------


*    Previously filed.


(1) Incorporated by reference from CCCI's Registration Statement on Form S-18, effective November 12, 1985.

(2) Incorporated by reference from CCCI's Annual Report on Form 10-K for the fiscal year ended October 31,
         1989.

(3) Incorporated by reference from CCCI's Form 8-K filed on May 15, 2003, as amended on May 19, 2003.

(4)  Incorporated by reference from CCCI's Form S-8 filed on June 10, 2003.

(5)  Incorporated by reference from CCCI's Form 8-K filed on September 29, 2003.

Item 28.  Undertakings.

     We hereby undertake to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by section 10(a)(3) of the Securities Act;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by us pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     In addition, we hereby undertake:

     (a) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (b) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of the offering.

     We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                            CHINA CABLE AND COMMUNICATION, INC.



                                            By:  /s/  Raymond Ying-Wai Kwan
                                               --------------------------------
                                            Name:     Raymond Ying-Wai Kwan
Dated:  December 4, 2003                    Title:    Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, as amended, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



/s/  Raymond Ying-Wai Kwan                             Dated:  December 4, 2003
----------------------------------
     Raymond Ying-Wai Kwan
     Chief Executive Officer and
     Director


/s/  Yau-Sing Tang                                     Dated:  December 4, 2003
----------------------------------
     Yau-Sing Tang
     President and
     Chief Financial Officer



----------------------------------
     Jun-Tang Zhao
     Director


/s/  Raymond Ying-Wai Kwan*                            Dated:  December 4, 2003
----------------------------------
     George Raney
     Director and Senior Vice
     President of Corporate Development


/s/  Da-Xing Zhang                                     Dated:  December 4, 2003
----------------------------------
     Da-Xing Zhang
     Depute chairman of the Board


/s/  Kai-Jun Yang                                      Dated:  December 4, 2003
----------------------------------
     Kai-Jun Yang
     Chairman of the Board

/s/  Hong-Tao Li                                       Dated:  December 4, 2003
----------------------------------
     Hong-Tao Li
     Director, Chief Operating Officer
     and Vice President of Project
     Development

/s/  Yong-Xiang Chen                                   Dated:  December 4, 2003
----------------------------------
     Yong-Xiang Chen
     Director


*  As attorney in fact